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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:


[X]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION

                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            CHEMI-TROL CHEMICAL CO.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: common stock, without par value

     (2) Aggregate number of securities to which transaction applies: 2,004,930

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $23.00

     (4) Proposed maximum aggregate value of transaction: $46,113,390

     (5) Total fee paid: $9,223

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                            CHEMI-TROL CHEMICAL CO.


                     2776 C.R. 69 - GIBSONBURG, OHIO 43431


     ----------------------------------------------------------------------
                 NOTICE OF SPECIAL MEETING AND PROXY STATEMENT
     ----------------------------------------------------------------------

To All Shareholders:


     A Special Meeting of Shareholders of Chemi-Trol Chemical Co. will be held
on June   , 1998 at 10:00 a.m. local time, at Ole Zim's Restaurant, located at
1375 North State Street, Route 590, Gibsonburg, Ohio 43431, for the following purposes:



     1. To vote on a proposal to approve and adopt an Agreement and Plan of Merger dated as of February 20, 1998, among Harsco Corporation, a Delaware corporation ("Harsco"), H-Chemi Acquisition Corp., a Pennsylvania corporation ("Acquisition Sub"), and Chemi-Trol Chemical Co., an Ohio corporation ("Company") (the "Merger Agreement"). A copy of the Merger Agreement, as amended, is attached to the accompanying Proxy Statement as Appendix A. If the Merger Agreement is approved, at the effective time (the "Effective Time") of the merger: (i) Acquisition Sub shall be merged with and into the Company (the "Merger") and the Company will become a wholly owned subsidiary of Harsco and (ii) each share of common stock, without par value, of the Company (each, a "Share") (the holders of the Shares being hereinafter referred to as "shareholders") that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $23.00 in cash (without interest thereon), except those Shares owned by shareholders, if any, who properly exercise their dissenters' rights will not be so converted.



     2. To transact such other business as may properly come before the meeting that may be incident thereto.


                                          For the Board of Directors

                                          Robert W. Woolf Signature
                                          Robert W. Woolf
                                          Chairman, President and Chief
                                          Executive Officer


May   , 1998


          PLEASE SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE
               ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU
                     EXPECT TO ATTEND THE SPECIAL MEETING.

                            CHEMI-TROL CHEMICAL CO.

                      2776 C.R. 69, Gibsonburg, Ohio 43431


                                  May   , 1998


                                PROXY STATEMENT

GENERAL MATTERS


     The accompanying proxy is solicited by the Board of Directors of Company for the Special Meeting of shareholders of the Company to be held at Ole Zim's Restaurant, located at 1375 North State Street, Route 590, Gibsonburg, Ohio
43431 on June   , 1998 at 10:00 a.m. local time. This proxy statement and the enclosed form of proxy were first mailed, sent or given to shareholders on or
about May   , 1998.


     The cost of solicitation of proxies will be borne by the Company. Solicitation other than by mail may be made by officers or by regular employees of the Company for no additional compensation. In addition to using the mails and officers and employees of the Company to solicit proxies, Morrow & Co. has been retained at a cost of $4,500 plus expenses to aid in the solicitation of proxies. Proxies may be solicited personally, by telephone, by telegram or other electronic means.


     Only shareholders of record at the close of business on May   , 1998, will
be entitled to notice of and to vote at the meeting and at all adjournments thereof (the "Record Date"). At the close of business on the Record Date, the Company had outstanding 2,004,930 Shares, held by approximately [302] shareholders of record. Each Share will be entitled to one vote on the Merger and on any other matter presented to shareholders at the Special Meeting.


     Abstentions will be deemed to be present for the purpose of determining a quorum for the meeting, but will be deemed not voting on issues or matters as to which the abstention is applicable. Shares held by brokers that are not voted will not be counted for any purposes.


     The persons named in the proxy will vote all shares in accordance with the instructions given by the shareholders in their respective proxies, returned, duly executed and received by the Company on or prior to 10:00 a.m. on June , 1998. Any shareholder giving a proxy has the right to revoke it any time before it is voted by giving notice to the Company in writing or at the Special Meeting.


                               TABLE OF CONTENTS


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                                                              PAGE
                                                              ----
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SUMMARY OF PROXY STATEMENT..................................    3
THE SPECIAL MEETING.........................................    5
  Introduction..............................................    5
  Matters to be Considered at the Special Meeting...........    5
  Record Date and Voting....................................    5
  Vote Required; Revocability of Proxies....................    6
  Dissenting Shareholders' Rights...........................    6
PARTIES TO THE MERGER.......................................    8
  Certain Information Concerning the Company................    8
  Certain Information Concerning Harsco and Acquisition
     Sub....................................................   12
THE MERGER..................................................   13
  Background of and Reasons for the Merger..................   13
  Financial Advisor.........................................   14
  Accounting Treatment of the Merger........................   19
  Regulatory Requirements Applicable to the Merger..........   20
THE MERGER AGREEMENT........................................   20
INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION.............   26
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.......   27
SELECTED FINANCIAL DATA.....................................   28
PRICE RANGE OF THE SHARES...................................   29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   30
INDEPENDENT AUDITORS........................................   31
SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING...............   31
NOMINATIONS FOR THE BOARD OF DIRECTORS MADE BY
  SHAREHOLDERS..............................................   31
OTHER MATTERS...............................................   32
ADDITIONAL INFORMATION......................................   32
Appendix A  Agreement and Plan of Merger Dated as of February 20,
            1998 among Harsco, Acquisition Sub and Company, as
            amended.
Appendix B  Sections 1701.84 and 1701.85 of the Ohio General
            Corporation Law

                           SUMMARY OF PROXY STATEMENT

     The following is a summary of certain information contained elsewhere in this Proxy Statement. It is not, and is not intended to be, complete in itself. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement, including the Appendices hereto, which are a part of this Proxy Statement. Shareholders are encouraged to read carefully all of the information contained in this Proxy Statement.

THE COMPANY

Chemi-Trol Chemical Co.......  The Company manufactures steel pressure tanks for above ground and underground storage of liquefied petroleum gas and anhydrous ammonia, provides pavement marking and vegetation management services, and distributes herbicides, adjuvants, plant growth regulators, sprayers, pavement marking products and other related equipment and products. The Company was reorganized in 1952 as an Ohio corporation. The principal executive offices of the Company are located at 2776 C.R. 69, Gibsonburg, Ohio 43431 and its telephone number is (419) 665-2367. See "PARTIES TO THE MERGER -- Certain Information Concerning the Company."

Market Price Data............  The Shares are listed and traded on the NASDAQ
                               National Market under the symbol "CTRL." The closing price of the Shares on December 17, 1997, the last day on which trading in the Shares occurred prior to the public announcement of the Merger, as reported by NASDAQ, was $13.75 per share. See "PRICE RANGE OF THE SHARES."

THE SPECIAL MEETING


Time, Date and Place.........  The Special Meeting will be held on June   ,
                               1998, at 10:00 a.m., local time, at Ole Zim's
                               Restaurant, located at 1375 North State Street,
                               Route 590, Gibsonburg, Ohio 43431.


Purpose......................  Holders of Shares will consider and vote upon a proposal to approve and adopt the Merger
                               Agreement among Harsco, Acquisition Sub and the Company pursuant to which each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $23.00 in cash (without interest thereon), except those Shares owned by shareholders, if any, who properly exercise their dissenters' rights will not be so converted.


Record Date..................  Only shareholders of record of Common Stock at
                               the close of business on May   , 1998 are
                               entitled to notice of and to vote at the Special Meeting. On such date, there were outstanding 2,004,930 Shares held by approximately [302] holders of record.



Voting Rights................  Each Share is entitled to one vote with respect to the Merger Agreement.



Quorum; Votes Required.......  The presence, in person or by proxy, at the
                               Special Meeting of the holders of a majority of the aggregate number of Shares outstanding as of the Record Date will be necessary to constitute a quorum. The affirmative vote of the holders of two-thirds of the outstanding Shares will be required to approve and adopt the Merger Agreement.


Revocability of Proxy........  Any shareholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) notifying in writing or in person the Corporate Secretary of the Company at the principal executive offices of the Company, (ii) granting a subsequent proxy, or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. A holder of Shares will find enclosed a form of proxy for such Shares and should sign and return such proxy.

Dissenters' Rights...........  Shareholders who do not vote to approve the
                               Merger Agreement and who exercise their
                               dissenters' rights in accordance with the procedures set forth in Sections 1701.84 and 1701.85 of the OGCL will be entitled to receive judicially determined fair value for their Shares in lieu of merger consideration of $23 per Share. See "THE SPECIAL MEETING -- Dissenting Shareholders' Rights."
THE MERGER

Background of and Reasons
  for the Merger.............  Since December 31, 1994 and prior to announcement of the Merger, the Shares have generally under-performed most broad market indexes. In addition, there is very little trading activity in the Shares and the Company receives no research coverage from any brokerage firm. Therefore, shareholders of the Company have very little liquidity in their investment in the Company. The Board of Directors determined that the Merger was in the best interests of shareholders given the prospects of, and the probable period of time required for, the Company to achieve for its shareholders a level of value equal to the value achieved for them by the Merger if the Company remained independent or pursued other alternatives.


Merger Considerations........  $23 cash per Share (without interest thereon)

Harsco Stock Option..........  The Company granted Acquisition Sub an option to acquire 190,468 Shares at $13.75 per Share in the event a Purchase Event (as defined) occurred with a person other than Harsco or Acquisition Sub. See "THE MERGER AGREEMENT -- Harsco Stock Option."

Termination Fee..............  The Company has agreed to pay Harsco a termination fee of $1.7 million in cash in the event Harsco terminates the Merger Agreement due to (i) a material breach of the Merger Agreement by the Company that is not cured within five business days following notice thereof or (ii) failure of the shareholders to approve the Merger Agreement following the Board of Directors withdrawal of its recommendation or its recommendation of another person's tender or exchange offer.

Financial Advisor............  McDonald & Company Securities, Inc. ("McDonald &
                               Company") advised the Board to the effect that, as of the date of its approval of the Merger Agreement, the consideration to be received by shareholders in the Merger was fair, from a financial point of view. See "THE
                               MERGER -- Financial Advisor."


Regulatory Requirements......  Consummation of the Merger is subject to expiration or early termination of the 30-day waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). The Company and Harsco filed the required notifications under the HSR Act on February 27, 1998. On March 29, 1998, the waiting period under the HSR Act expired.


Certain Federal Income Tax
  Consequences of the
  Merger.....................  If the Merger Agreement is approved, each
                               Shareholder will recognize capital gain or loss upon receipt of the cash payable in exchange for his Shares in an amount equal to the difference between the aggregate amount received by him and his aggregate tax basis in the Shares exchanged. A shareholder exercising dissenter's rights under Ohio Law will also recognize gain or loss in an amount equal to the difference between the cash received by him in redemption of his Shares and his aggregate tax basis in such Shares.

CAUTIONARY STATEMENT FOR "SAFE HARBOR" PURPOSES UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are statements focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements are subject to uncertainties that are difficult to predict and could cause actual results of the Company to differ materially from those matters expressed or implied by such forward-looking statements.

                              THE SPECIAL MEETING

INTRODUCTION


     This Proxy Statement is being furnished to the shareholders of Chemi-Trol Chemical Co., an Ohio corporation, in connection with the Special Meeting to be
held on June   , 1998 at 10:00 a.m. at Ole Zim's Restaurant, located at 1375
North State Street, Route 590, Gibsonburg, Ohio 43431.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     Each copy of this Proxy Statement mailed, sent or given to shareholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Special Meeting. At the Special Meeting, shareholders will consider and vote on:


          1. A proposal to approve and adopt the Merger Agreement among Harsco, Acquisition Sub and the Company. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. If the Merger Agreement is approved, at the Effective Time: (i) Acquisition Sub shall be merged with and into the Company and the Company will become a wholly owned subsidiary of Harsco and (ii) each Share that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $23.00 in cash (without interest thereon), except those Shares owned by shareholders, if any, who properly exercise their dissenters' rights will not be so converted.



          2. Such other business as may properly come before the Special Meeting that may be incident thereto.


     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, APPROVED THE MERGER, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS VOTE THEIR SHARES "FOR" AN APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. FAILURE TO RETURN THE PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT.

RECORD DATE AND VOTING


     The Board of Directors has fixed the close of business on May   , 1998 as
the Record Date for the determination of the shareholders entitled to notice of and to vote at the Special Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were 2,004,930 Shares outstanding and entitled to vote at the Special Meeting, held by approximately [302] shareholders of record.


     Each shareholder on the Record Date will be entitled to one vote for each Share held of record. The presence, in person or by proxy, of a majority of the outstanding Shares is necessary to constitute a quorum at the Special Meeting. Abstentions will also be included in the calculation of the number of votes represented at the

Special Meeting for purposes of determining whether a quorum has been achieved. Shares held by brokers that are not voted will not be counted for any purpose.

     The affirmative vote of holders of two-thirds of the outstanding Shares is required to approve and adopt the Merger Agreement. If a Shareholder was a record holder of Shares as of the close of business on the Record Date, such Shareholder may elect to grant a proxy in favor of or against, or abstain with respect to the Merger proposal by marking the "FOR," "AGAINST" or "ABSTAINS" box, as applicable, underneath the Merger proposal on the accompanying proxy card and signing, dating and returning it promptly in the enclosed post-paid envelope. However, a vote to "ABSTAIN" on the Merger proposal or the failure to vote a Share, in person or by proxy, acts as the equivalent of a vote "AGAINST" the Merger proposal.

     If the enclosed proxy card is properly executed and received by the Company in time to be voted at the Special Meeting, the Shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the Merger Agreement.

     The Board is not aware of any matters other than those set forth in the Notice of Special Meeting of shareholders (which has been mailed to shareholders along with this Proxy Statement) that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, the persons named in the accompanying proxy will vote the Shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board, except that Shares represented by proxies which have been voted "against" the Merger Agreement will not be used to vote "for" postponement or adjournment of the Special Meeting for the purposes of allowing additional time for soliciting additional votes "for" the Merger Agreement. See " -- Vote Required; Revocability of Proxies."

     Shareholders should not forward any certificates for Shares with their proxy cards. If the Merger is consummated, certificates for Shares should be delivered in accordance with instructions set forth in a letter of transmittal, which will be sent to shareholders as soon as reasonably practicable after the Effective Time by The Fifth Third Bank of Northwestern Ohio, N.A., in its capacity as the exchange agent and paying agent for the Merger.

VOTE REQUIRED; REVOCABILITY OF PROXIES

     The affirmative vote of holders of two-thirds of the outstanding Shares is required to approve and adopt the Merger Agreement. Each Share entitles the record holder thereof as of the Record Date to one vote on the Merger Agreement. Because the required vote of shareholders on the Merger Agreement is based upon the total number of outstanding Shares, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a shareholder (including broker non-votes) will have the same effect as a vote cast "against" the approval and adoption of the Merger Agreement.

     A shareholder may vote his or her Shares at the Special Meeting in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for him or her by signing and dating a proxy appointment form, either personally or by his or her attorney-in-fact. An appointment of proxy is effective when received by the Corporate Secretary. The appointment of proxy under the laws of the State of Ohio is valid for eleven months, unless a longer period is expressly provided in the appointment form.

     The presence of a shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to the Corporate Secretary of the Company a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person.

DISSENTING SHAREHOLDERS' RIGHTS

     Shareholders of the Company will have certain rights under Ohio law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Shareholders who perfect such rights by complying with the procedures set forth in Sections 1701.84 and 1701.85 of the OGCL will have the fair value of their Shares determined by an Ohio trial court and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest from the date and at a rate determined by the trial court on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors; provided, however, any appreciation or depreciation in market value of the Shares resulting from the transactions contemplated by the Merger Agreement will be excluded. Accordingly, such determination could be based upon considerations other than or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity.

     A shareholder who wishes to perfect his rights as a dissenting shareholder in the event the Merger Agreement is adopted must (a) have been the holder of record of the Shares as to which he seeks relief as of the Record Date, (b) not have voted his Shares in favor of adopting the Merger Agreement and (c) deliver to the Company, not later than ten days after the Special Meeting, a written demand for payment to him of the fair cash value of the Shares as to which he seeks relief. Such written demand must state the name of the shareholder, his address, the number of Shares as to which he seeks relief and the amount claimed as the fair cash value thereof.

     A vote against adoption of the Merger Agreement will not satisfy the requirements of a written demand for payment as described above.

     If the Company sends to a dissenting shareholder, at the address specified in his written demand, a request for the certificates representing the Shares as to which he seeks relief, the dissenting shareholder must within fifteen days thereafter deliver the certificates requested. The Company will then endorse the certificates with a legend to the effect that a demand for the fair cash value of the Shares represented thereby has been made and promptly return such certificates to the dissenting shareholder. Failure on the part of the dissenting shareholder to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the Company, exercised by written notice of such termination delivered to him within twenty days after the expiration of the fifteen-day period, unless a court, for good cause shown, otherwise directs. Nevertheless, upon such termination, the shareholder would be entitled to receive merger consideration of $23 per Share for his Shares.

     Unless the dissenting shareholder and the Company agree on the fair cash value per Share as to which relief is sought, either may, within three months after service of the shareholder's written demand, file a complaint in the Court of Common Pleas of Sandusky County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of any Shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

     Fair cash value will be determined as of the day prior to the Special Meeting, will be the amount a willing seller and willing buyer would accept or pay with neither being under the compulsion to sell or buy, will not exceed the amount specified in the shareholder's written demand, and will exclude any appreciation or depreciation in the market value resulting from the Merger. The court will make a finding as to the fair cash value of a Share and render judgment against the Company for its payment with interest at such rate and from such date as the court considers equitable. The cost of the proceedings, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable.

     The rights of any dissenting shareholder will terminate if (a) he has not complied with Section 1701.85 of the OGCL, unless the Company by action of its Board of Directors waives such failure, (b) the Company abandons or is finally enjoined or prevented from carrying out the Merger or the shareholders rescind their adoption of the Merger Agreement, (c) the shareholder withdraws his demand, with the consent of the Company by action of its Board of Directors, or
(d) the Company and the dissenting shareholder shall not have come to an agreement as to the fair cash value per Share, and neither the Company nor the shareholder shall have timely filed or joined in a complaint in an appropriate court for a determination of the fair cash value of the Shares.

     Because a proxy which does not contain voting instructions will, unless revoked, be voted FOR adoption of the Merger Agreement, a shareholder who wishes to exercise his dissenters' rights must either not sign or return his proxy or, if he signs and returns his proxy, vote against or abstain from voting on adoption of the Merger Agreement.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTIONS 1701.84 AND 1701.85 OF THE OGCL INCLUDED HEREWITH IN APPENDIX B. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE OGCL.

                             PARTIES TO THE MERGER

CERTAIN INFORMATION CONCERNING THE COMPANY

  GENERAL

     The Company was incorporated under the laws of the State of Ohio in 1952. The Company is presently organized on an operational basis into two divisions: the Tank Division, located in Fremont, Ohio and the Chemical Group, located in Gibsonburg, Ohio. Each division is headed by a General Manager who reports directly to the Company's executive officers in Gibsonburg, Ohio. The complete mailing address for the Company's principal executive offices is 2776 C.R. 69, Gibsonburg, Ohio 43431 and its telephone number is (419) 665-2367.

     The Company announced on December 6, 1996 that it had retained McDonald & Company to advise it in connection with the possible sale of two of its non-core businesses, the Cal-Van Tools and Cory Orchard & Turf Divisions. After a strategic review of the Company's business, the Board of Directors determined that, to maximize the potential for future growth and profitability, it should concentrate on its Chemical Group and Tank Division and should dispose of the Company's non-core businesses: the Cal-Van Tools and Cory Orchard & Turf Divisions.

     On March 25, 1997, the Company completed the sale of its Cory Orchard & Turf Division to Terra International, Inc. for approximately $4.8 million.


     On November 18, 1997, the Company completed the sale of certain assets of its Cal-Van Tools Division to Eagle Tools, Inc., an Ohio Corporation ("Eagle"), having its principal office in Guilford County, North Carolina. Eagle is a newly formed corporation having common ownership with Horizon Tool, Inc. ("Horizon"), a privately owned company located in Greensboro, North Carolina. Eagle purchased inventory, machinery, equipment, fixtures, dies and the Cal-Van Tools name for a cash payment of $1.5 million and a note of approximately $2.3 million. The Company retained accounts receivable of approximately $4.8 million and inventory having an estimated net market value of approximately $400,000. Eagle signed a related one-year lease for the land and a building used by the Cal-Van Tools Division that were not sold as a part of the business. All obligations of Eagle under the acquisition agreement, the lease and the note have been guaranteed by Horizon and certain obligations have been guaranteed by Eagle and Horizon's principle shareholders.


  TANK DIVISION

  Products


     Through its Tank Division, the Company manufactures steel pressure tanks for above ground and underground storage of liquefied petroleum gas ("LPG") and anhydrous ammonia ("NH3") at its plant located in Fremont, Ohio. The steel tanks are manufactured in sizes ranging from 120-gallon water capacity to 1990-gallon water capacity for LPG tanks and from 250-gallon water capacity to 2050-gallon water capacity for NH3 tanks. Approximately 95% of the tanks manufactured by the Company are for the storage of LPG. The Tank Division accounted for 75%, 72%, and 71% of the Company's total revenues for 1997, 1996 and 1995, respectively.

  Marketing and Distribution

     Sales of the Company's tanks are made directly by the Company to either regional independent dealers or major multi-state marketers within a marketing radius of approximately 1,000 miles from Fremont, Ohio. The 20 largest industrial customers of the Company accounted for approximately one-third of the net sales of this division for its fiscal year ended December 31, 1997.

     The Company markets its tanks through the efforts of its own sales personnel, telephone calls to existing and potential customers, direct mail advertising, publication and distribution of catalogues, advertisements in trade journals and attendance at various trade shows. Sales of the Company's tanks to major multi-state marketers are made by the Tank Division's sales manager from its principal office located in Fremont, Ohio. Sales to independent dealers are made through Company-employed salesmen and independent sales representatives. Each of the independent sales representatives is assigned an exclusive territory and is compensated by commissions based upon sales in such representative's respective territory. Sales representative agreements generally may be terminated with minimal notice by either party. The Company transports its steel tanks to its customers by means of its own truck fleet.

  Financing of Customer Accounts

     Sales of tanks are normally made on a net basis. The Company does, however, offer to its qualified customers two alternate methods of financing the purchase of its steel tanks: the "Tank Finance Plan" and the "Tank Lease Plan".

     Under the Tank Finance Plan, the Company finances 90% of the sales price of a tank over a 24 to 48 month period at an effective annual interest rate of approximately 10.25% in 1997. The Company retains a security interest in the tanks as security for the payment of the financed amount. The installment paper evidencing the customer's obligation is either held by the Company as an investment, sold with recourse for the principal amount thereof to the Company's profit sharing plan or pledged as collateral for borrowings over a like period. In 1997, the Company did not borrow any funds under the latter arrangement, but sold notes with recourse with an aggregate principal amount of approximately $1,672,000 to the Company's profit sharing plan. For the fiscal year ended December 31, 1997, approximately 15% of the total net sales of the Tank Division was sold to customers under the Tank Finance Plan.

     Under the Tank Lease Plan, the Company leases liquid propane gas tanks to customers for noncancellable terms of five or ten years. The present value of the minimum payments under such leases is included in net sales and the cost of the tanks is charged to cost of sales. Estimated residual values of the leased tanks are not significant. During the fiscal year ended December 31, 1997, the Company invested approximately $395,220 in such leases. For the fiscal year ended December 31, 1997, approximately 1% of the total net sales of the Tank Division was made under the Tank Lease Plan.

  Raw Materials and Supplies

     Steel plate is the major raw material used by the Company in the manufacture of steel pressure tanks. The Company purchases steel plate from a variety of domestic and foreign sources. Although the Company believes that it will be able to obtain its steel plate requirements from multiple sources on a competitive basis, the inability of the Company to obtain a satisfactory supply of steel plate could have a materially adverse effect on its tank manufacturing operations.

  Backlog

     The dollar amounts of backlog of the Tank Division believed to be firm as of March 1, 1998 and 1997 were $4,560,000 and $4,514,000, respectively. The entire 1998 backlog is expected to be filled during 1998.

  Competition

     The markets for the Company's steel tanks are highly competitive and the Company competes with other companies having a higher total sales volume and greater financial resources than the Company. Competition in these markets is based primarily on service and price. The Company's largest competitors are Trinity Industries, Inc. of Dallas, Texas, American Welding and Tank Co. of Harrisburg, Pennsylvania, a subsidiary of Harsco, and Quality Steel Corporation.


  Regulations

     The manufacture of steel pressure tanks by the Company is subject to regulation by the American Society of Mechanical Engineers ("ASME"), which prescribes minimum standards and specifications relating to (i) the size and chemical properties of steel plate, (ii) the manufacturing process (including welding procedures and testing) and (iii) the pressure capacity of steel tanks and valves. These standards are enforced by the National Board of Boiler and Pressure Vessels Inspectors, which commissions inspectors who perform independent inspection through insurance companies. These inspectors inspect all phases of the manufacturing process as well as the finished product. Steel tanks manufactured by the Company must be certified by these inspectors to be in compliance with the regulations prescribed by the ASME, and all propane vessels are registered with the National Board of Boiler and Pressure Vessels Inspectors prior to their sale by the Company.

  CHEMICAL GROUP

  Products and Services

     The Chemical Group's operations are divided into two divisions: the Contracting Division and CADCO, the material distribution division. The Contracting Division is comprised of the pavement marking and vegetation management departments. The pavement marking department provides various forms of pavement marking services on a contract basis. These services include fast dry alkyd, fast dry water-borne, and polyester paint striping, the installation of preformed plastic and the measurement, determination and marking of "no-passing" zones on highways. The vegetation management department applies under contract various types of vegetation control materials including selective herbicides for weed, brush and grass control, as well as nonselective herbicides for total vegetation control. The CADCO division sells herbicides, adjuvants, plant growth regulators, sprayers, and pavement marking products and other related equipment and products. The Chemical Group accounted for 25%, 28% and 29% of the Company's revenues for 1997, 1996 and 1995, respectively.

  Marketing and Distribution

     Sales of the products and services offered by the Chemical Group are made throughout 21 states in the midwestern, eastern and southern parts of the United States. For the year ended December 31, 1997, approximately 95% of the total net sales of the Chemical Group were to state, county, municipal and township highway departments, drainage commissions and toll road authorities. The balance of the net sales of this division are derived primarily from public utilities, pipeline companies, railroads, general contractors and other industrial, commercial and noncommercial users. During the past three years, approximately 90% of the net sales of this division were derived from contracts entered into with various governmental authorities located in the states of Ohio, West Virginia, Michigan, Indiana, New York, Kentucky and Tennessee. The work performed by the Chemical Group is seasonal inasmuch as warm dry weather is needed to apply pavement marking and vegetation control materials. The season in the Company's general area of operations is from April 1 through November 30. This season is extended on occasions when the Company is able to obtain contracts in southern states where more favorable weather conditions also allow work to be performed from December through March.

     The Chemical Group's highway operations are generally conducted under fixed price contracts awarded by governmental authorities for a fixed period of time ranging from a few months to two years. These contracts generally require the Company to comply with standards and specifications relating to (i) the type and amount of chemicals, paints and polyesters used by the Company, (ii) the type, size and number of application units used by the Company, (iii) the training, work experience and licensing of the personnel used by the Company, and (iv) the method of application of chemicals, paints, polyesters and plastics used by the Company. The Company owns the equipment it uses in its operation of the Chemical Group.

  Supplies

     The principal supplies used by the pavement-marking department are paint, polyester, glass beads, and preformed plastic materials. The Company obtains these materials from a wide range of suppliers. Herbicides used in vegetation management and CADCO material sales are obtained from a wide range of suppliers. The Company does not believe that the loss of any one source of supply would have a material effect on its business.

  Backlog

     The dollar amounts of backlog of the Chemical Group believed to be firm as of March 1, 1998 and 1997 were approximately $6,010,893 and $2,909,000, respectively. Dollar amounts of backlog can vary significantly based upon the timing of bid lettings and the division's success in obtaining contracts and are not necessarily indicative of the results for the year. All of the contracts comprising the 1998 backlog are expected to be completed during 1998.

  Competition

     The business done by the Chemical Group is highly competitive. Most contracts are awarded on the basis of price, reputation, experience and ability to perform. The number of competitors decreases significantly as the size of the job and the complexity of tasks to be performed increases. Generally, the competitors of the Company are local companies operating in a particular geographical area. Although reliable statistics are not available, the Company believes that based on annual net sales of the Chemical Group, it is one of the larger contractors in the states in which it operates in the application of highway vegetation control materials and of highway pavement marking and striping materials.

     Since the Company obtains all of its public contracts through competitive bidding, there can be no assurance that the Company will retain any or all of its present contracts after their respective dates of expiration, nor can there be any assurance that the Company will be able to obtain new contracts in the future. Although the Company believes that its relationship with its customers is good, loss of existing contracts due to expiration or cancellation could have a materially adverse effect on the Company's net sales and net income.

  Regulations

     Much of the Chemical Group's business is oriented to highway safety considerations. Regulations applicable to the various public authorities with which the Company contracts affect the demand and specifications for highway striping and vegetation control performed by the Company.

  EMPLOYEES

     The following table sets forth information with respect to the Company's approximately 317 employees, as of March 1, 1998:

          DIVISION             PERMANENT   SEASONAL
          --------             ---------   --------
Corporate Staff..............      14          0
Tank Division................     150          0
Chemical Group...............      43        110
                                  ---        ---
Total........................     207        110
                                  ===        ===

     Employees at the Company's Tank Division Plant in Fremont, Ohio are subject to a collective bargaining agreement between the Company and the United Steelworkers of America, AFL-CIO-CLC, Local 1915. The current agreement will expire April 30, 1999. Seasonal employees in the Company's Chemical Group are subject to a collective bargaining agreement between the Company and Laborers International Union Local 480, which will expire March 1, 1999. The Company believes that its relations with its Unions and other employees are good.

  PROPERTIES

     The following table lists the materially important properties used in its operations, together with certain information regarding such properties:

             DESCRIPTION                LAND     BUILDING
           AND LOCATION(1)             (ACRES)   (SQ. FT.)                           USE
           ---------------             -------   ---------                           ---
Land and buildings                       80.0     30,400     Administrative offices of the Company; Chemical
  2776 & 2780 CR 69                                          Group offices; maintenance and storage for
  Gibsonburg, Ohio 43431                                     spraying, striping and traffic survey equipment
Land and buildings                        6.3     45,000     Former Tank Division facility; currently being held
  2098 W. State Street                                       for lease or sale
  Fremont, Ohio 43420
Land and buildings                       10.8     91,050     Former Cal-Van Tools warehouse and offices;
  1500 Walter Avenue                                         currently being leased
  Fremont, Ohio 43420
Land and building                        16.1     68,800     Tank Division offices; manufacture of tanks.
  721 Graham Drive
  Fremont, Ohio 43420

---------------

(1) The Company believes that its properties are adequately maintained, are in good condition and are suitable and adequate for its business as presently conducted

CERTAIN INFORMATION CONCERNING HARSCO AND ACQUISITION SUB


     Harsco is a diversified industrial services and manufacturing company with its principal executive offices located in Camp Hill, Pennsylvania. Harsco's principal lines of business are: industrial mill services that are provided to steel producers in 30 countries, including the United States; scaffolding services to the industrial maintenance and construction markets primarily in North America; railway maintenance equipment and services that are provided to worldwide railroads; gas control and containment products for customers worldwide; and several other lines of business including, but not limited to, industrial grating and bridge decking, pipe fittings, process equipment, slag abrasives and roofing granules. The complete mailing address for Harsco's principal executive offices are P. O. Box 8888 Camp Hill, Pennsylvania 17001-8888 and its telephone number is (717) 763-7064.


     Acquisition Sub is a recently organized Pennsylvania corporation and a wholly owned subsidiary of Harsco formed for the sole purpose of effecting the Merger. Acquisition Sub has not conducted any prior business. Acquisition Sub's principal executive offices are located in Camp Hill, Pennsylvania. The complete mailing address for Acquisition Sub's principal executive offices are P. O. Box 8888, Camp Hill, Pennsylvania 17001-8888 and its telephone number is (717) 763-7064.


     In 1994, Harsco formed a new Operating Group structure to reflect its strategic refocusing. Harsco's operations fall into three Operating Groups:
Metal Reclamation and Mill Services; Infrastructure and Construction; and Process Industry Products. Harsco has over 300 major facilities in 31 countries, including the United States. The new Groups were formed because: (1) Harsco was no longer directly involved in the defense business as a result of its formation with FMC Corporation of United Defense, L.P., effective January 1, 1994, to which it contributed its military tracked vehicle business; the completion of the five-ton truck contract with the U.S. Government and the related conversion of production to school buses in 1993 and (2) the acquisition of MultiServ International, N.V., which substantially increased Harsco's presence in metal reclamation and mill services. In 1997, Harsco sold its interest in United Defense, L.P.


     In 1995, the Infrastructure, Construction and Transportation Group was renamed the Infrastructure and Construction Group due to Harsco's announced exits from the school bus and military truck businesses. Harsco ceased all bus operations in June 1995. Truck operations were ended in June 1994.


     The operations of Harsco in any one country, except the United States, do not account for more than 10% of its sales. No single customer or group under common control represented 10% or more of Harsco's sales during 1997, 1996, and 1995. There are no significant intergroup sales.

                                   THE MERGER

BACKGROUND OF AND REASONS FOR THE MERGER


     Since December 31, 1994, the Shares have generally under-performed most broad market indexes. Based upon information obtained from S&P Compustat and Bloomberg, an $100 investment in the Company on December 31, 1994 would have resulted in a total return to shareholders of $146.36 by December 17, 1997, the last trading day on which Shares traded prior to the first public announcement of the merger. By comparison, a $100 investment in the S&P 500 composite and manufacturers diversified 500 indices would have resulted in total shareholder return of $224.26 and $252.66, respectively.



     In addition to recent below market returns, there is very little trading activity in the Shares and the Company receives no research coverage from any brokerage firm. Therefore, shareholders of the Company have very little liquidity in their investment in the Company. The Board of Directors and management of the Company, from time to time, have considered strategic alternatives available to the Company to enhance shareholder value and liquidity, including the adoption of an employee stock ownership plan, the sale of the Company's non-core businesses, the redeployment of its assets, as well as the sale of the Company as a whole.


     In December 1996, after a strategic review of the Company's business, the Board of Directors determined that, to maximize the potential for future growth and profitability, it should (i) concentrate the Company's resources on the businesses conducted by the Tank Division and Chemical Group and (ii) dispose of its two non-core businesses: the Cal-Van Tools and Cory Orchard & Turf Divisions. At that time, the Company engaged McDonald & Company to assist and advise it in connection with the sale of its non-core businesses.


     The Board retained McDonald to serve as its financial advisor on the basis of its strong investment banking presence, its experience in the sale of industrial businesses, and its experience, expertise and familiarity with metal fabrication businesses. As part of its investment banking business, McDonald is customarily engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and estate planning purposes. Prior to its engagement, neither the Company nor any of its directors, officers or affiliates have, or within the past two years have had, any material relationship with McDonald & Company, its affiliates or unaffiliated representatives.


     On March 25, 1997, the Company completed the sale of the assets of its Cory Orchard & Turf Division to Terra International, Inc. for approximately $4.8 million. On November 18, 1997, the Company completed the sale of certain assets, including certain inventory, machinery, equipment, fixtures, dies and the Cal-Van Tools name, to Eagle for approximately $1.5 million in cash and a note in original principal amount of $2.4 million. The Company retained accounts receivable of approximately $4.8 million and inventory with an estimated net market value of approximately $400,000.


     In April 1997, the Company received an unsolicited expression of interest from Trinity Industries, Inc. ("Trinity") in acquiring all of the outstanding Shares in a tax-free transaction. This expression of interest did not specify a price range per Share. The Board of Directors of the Company authorized management to explore a possible transaction with Trinity and engaged McDonald & Company to act as its financial advisor with respect to its discussions with Trinity and any other potential acquirer of the Company. Pursuant to this authorization, representatives of management and Trinity met, in person and by telephone, on a number of occasions from April through October 1997 to discuss a possible combination.


     These discussions resulted in Trinity submitting a nonbinding proposal on October 16, 1997 to acquire via merger all the outstanding shares of the Company for $16.00 per share of Trinity common stock. The Board rejected Trinity's proposal as financially inadequate and highly conditional. Representatives of the Company and Trinity continued to meet throughout October and November 1997 to discuss the proposal. In addition, the Board of Directors charged McDonald & Company to solicit proposals to acquire the Company from other interested parties, including Harsco.

     On November 4, 1997, Trinity submitted a revised proposal. This revised proposal contained no improvement in the financial terms of the offer. Also on November 4, 1997, the Board of Directors of the Company met to discuss the status of negotiations with Trinity and appointed a Special Committee of directors, consisting of Messrs. Woolf, Lloyd and Moyer, to respond to any subsequent proposals by Trinity or other potential acquirers.


     On November 13, 1997, the Special Committee determined that Trinity's revised proposal was not in the best interests of the Company's shareholders for the following reasons, among others: (i) the financial consideration per share proposed by Trinity was financially inferior to other expressions of interest received by the Company and (ii) the Trinity proposal was conditioned on Trinity receiving a $1.6 million fee if Trinity and the Company could not reach a definitive agreement and the Company was sold to another bidder


     During November and December 1997, McDonald & Company contacted a number of potential acquirers identified by it and management and solicited indications of interest in a possible merger or other business combination transaction with the Company. Of those companies contacted, five companies (including Harsco) expressed interest and, upon request, were provided with evaluation materials regarding the Company. Throughout the balance of November and through December 4, 1997, McDonald & Company continued to solicit each interested party to submit its highest and best bid and maintained frequent communications regarding the bidding process with the Board, the Special Committee and management. Proposals received by the Company outlined combination transactions with values ranging from $16.50 to $23 per Share. On December 4, 1997, Harsco presented its proposal to acquire all outstanding Shares via a merger for cash consideration of $23 per Share. Harsco's $23 per Share proposal was the highest priced proposal submitted by any party. Harsco was the only bidder to offer a per Share price of $23.


     On December 5, 1997, the Board of Directors met with its financial and legal advisors to consider developments with respect to the various proposals. The Board reviewed potential transaction candidates contacted by McDonald & Company on behalf of the Company and the terms of their respective proposals. Following a discussion regarding the terms and conditions of the proposals, the Board authorized management to enter into a definitive letter of intent upon the terms outlined in the Harsco proposal. On December 8, 1997, the Company entered into a nonbinding letter of intent with Harsco.


     From December 8, 1997 through February 20, 1998, the Company's management, legal counsel and McDonald & Company negotiated with Harsco in an attempt to reach a definitive agreement. On February 3, 1998, after presentations from management, legal counsel and McDonald & Company, the Board of Directors of the Company authorized the Company to enter the Merger Agreement, subject to certain conditions. On February 20, 1998, the Company, Harsco and Acquisition Sub entered into the Merger Agreement. The terms of the Merger, as contemplated by the Merger Agreement and the nonbinding letter of intent between the Company and Harsco, are the same in all material respects, except that the Merger Agreement provides for the granting of Harsco Stock Option for 190,468 Shares and a termination fee of $1.7 million. The letter of intent does not contemplate either the Harsco Stock Option or a termination fee. See "The MERGER
AGREEMENT -- Harsco Stock Option" and "-- Termination; Termination Fee".


     In the course of reaching its decision to approve the Merger Agreement, the Board of Directors considered a number of factors, including:

          (a) The historical performance and liquidity of the Shares.

          (b) The substantial premium represented by the Harsco proposal over the market price of the Shares immediately prior to the first public announcement of the Merger. The closing sale price of the Shares on December 17, 1997 (the last day on which Shares traded before the Merger transaction was publicly announced) was $13.75. Based on this market price, the Company's shareholders would receive a premium over market of approximately 67% pursuant to the Harsco proposal.

          (c) The opinion of McDonald & Company that the merger consideration of $23.00 per Share is fair to shareholders from a financial point of view.

          (d) The Company's prospects of, and the probable period of time required for, the Company to achieve for its shareholders a level of value comparable to the value achieved for shareholders by the Merger, if the Company remained independent or pursued other alternatives.

(e) Such other factors as each director, in the exercise of his own informed business judgment, deemed to be material in light of the circumstances.


     All the factors listed above were considered as a whole by the Board of Directors in reaching its decision, and it is impractical to assign relative weights to the factors considered.

     THE BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

FINANCIAL ADVISOR

     On February 3, 1998, McDonald & Company orally advised the Board of Directors of the Company that, in its opinion, as of that date, the merger consideration of $23.00 per Share in cash provided for in the Merger Agreement is fair to shareholders from a financial point of view.

     In connection with rendering such advice, McDonald & Company reviewed, among other things, (i) the Merger Agreement; (ii) this Proxy Statement; (iii) Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996; (iv) certain interim reports to shareholders and Quarterly Reports on Form 10-Q; (v) certain other communications from the Company to its shareholders; and (vi) certain internal financial analyses and the five year plan of the Company. McDonald & Company also held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition, and future prospects of the Company. In addition, McDonald & Company reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Company's industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

     In McDonald & Company's review and analysis and in arriving at its opinion, McDonald & Company assumed and relied upon the accuracy and completeness of all of the financial and other information provided or that was publicly available and assumed and relied upon the representations and warranties of the Company and Harsco contained in the Merger Agreement. McDonald & Company was not engaged to, and did not independently attempt to, verify any of such information. In addition, McDonald & Company did not conduct an evaluation or appraisal of any of the assets, properties or facilities of the Company nor was it furnished with any such evaluation or appraisal. McDonald & Company also assumed that the conditions to the transaction as set forth in the Merger Agreement would be satisfied and that the sale of the Company would be consummated on a timely basis in the manner contemplated by the Merger Agreement.

     The following is a summary of the financial and other analyses performed by McDonald & Company in connection with its opinion.

     COMPARABLE COMPANY ANALYSIS. McDonald & Company compared selected historical and projected market value multiples of four publicly traded companies that it deemed to be comparable to the Company (the "Peer Group"). The companies included in the Peer Group were Essef Corporation, Harsco Corporation, Trinity and Worthington Industries. No company used in McDonald & Company's analysis was identical to the Company. Accordingly, McDonald & Company considered the market multiples for the composite of comparable companies to be more relevant than the market multiples of any single company.


     In selecting Peer Group companies, McDonald chose publicly traded companies that operate in the business of manufacturing tanks and vessels for the storage, treatment and transportation of propane, in particular LPG (liquefied petroleum tanks) tank and that were identified by the Company as direct competitors in the primary markets it serves. Harsco, through its Taylor-Wharton Division, Worthington Industries, and Trinity Industries manufacture steel LPG tanks similar in size to those sold by the Company. Essef Corp. manufactures similar size vessels to those sold by the Company. Unlike the Company, Essef's vessels are manufactured using composite-based material, and are used for the storage, treatment and transportation of water. However, in McDonald's opinion Essef represents a similar business model, operating in similar markets with similar operating characteristics.



     The implied enterprise value for the Company of $46.9 million based on last twelve month ("LTM") sales derived in the Comparable Company Analysis would result in an implied equity value of approximately $44.9 million. This implied equity value is derived at by subtracting the total debt at December 31, 1997 of approximately $3.3 million and adding the excess cash at December 31, 1997 of approximately $1.3 million. This implied equity value of $44.9 million would be less than amount Harsco will pay in the Merger (obtained by multiplying the $23.00 per share offer by the number of outstanding shares).



     McDonald & Company calculated a range of implied values based upon the market multiples of companies in the Peer Group and applied them to the historical and projected results of the Company in order to determine a range of implied enterprise values for the Company. McDonald calculated the multiples of market value to latest twelve months ("LTM") sales, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Earnings Before Interest and Taxes ("EBIT") and multiples of market value to 1997 net income, and projected net income (based on published third party estimates) for 1998 for each of the companies in the Peer Group. McDonald & Company applied the multiples of the Peer Group companies to the Company's LTM sales, EBITDA, EBIT and net income, and to management's projected fiscal 1998 net income. Information concerning each of the foregoing multiples was available for each Peer Group Company. The companies in the Peer Group had multiples ranging from 0.7x to 1.3x LTM sales, 7.3x to 10.2x LTM EBITDA, 9.8x to 14.0x LTM EBIT, 13.6x to 20.0x 1997 net income and 11.7x to 14.9x projected 1998 net income. The Peer Group companies had median multiples of 1.0x LTM sales, 7.5x LTM EBITDA, 11.1x LTM EBIT and 15.8x 1997 net income, and 12.8x projected 1998 net income. McDonald & Company also examined multiples of book value for the companies in the Peer Group. Those multiples ranged from 2.2x to 2.9x, with a median multiple of 2.4x.


     The companies comprising the Peer Group had significantly larger revenue bases and market capitalizations than the Company. Accordingly, in conducting its comparable company analysis, McDonald & Company applied a 10% discount to the Peer Group multiples to reflect the Company's smaller market capitalization and revenue base. The amount of the discount was determined by McDonald & Company based on its judgment concerning the appropriate discount to apply based upon its experience in dealing with sale transactions involving smaller capitalization companies and its experience in the trading markets for such companies' securities. This discount resulted in adjusted Peer Group median multiples of 0.9x LTM sales, 6.7x LTM EBITDA, 10.0x LTM EBIT, 14.2x 1997 net income and 11.5x projected 1998 net income. The adjusted Peer Group median multiple for book value is 2.2x.


     Application of the adjusted median Peer Group multiples to the Company resulted in an implied enterprise value of $46.9 million based on LTM sales, $30.2 million based on LTM EBITDA, $32.4 million based on LTM EBIT, $18.5 million based on 1997 net income and $38.2 million based on projected 1998 net income. The implied enterprise value derived from applying the median book value multiple to the Company is $51.4 million. The average enterprise value for the Company suggested by looking at all of these multiples was $36.3 million. McDonald & Company also calculated a weighted average enterprise value by assigning relative weights to each of the various multiples based on its experience in prior transactions. EBITDA and LTM sales multiples were each given a weighting of 25% for purposes of this analysis, while EBIT multiples, Book Value, and 1997 net income multiples were given weightings of 10%. 1998 projected net income was given a 20% weighting. The weighted average enterprise value for the Company suggested by this analysis was $37.2 million. McDonald & Company then deducted the Company's estimated outstanding indebtedness at December 31, 1997 and added the estimated excess cash at December 31, 1997, in order to derive an implied equity value for the Company. This analysis resulted in implied equity values of $34.3 million (using a straight average approach) and $35.2 million (using a weighted average approach), as compared with the proposed purchase price of $46.1 million.



     ANALYSIS OF SELECTED ACQUISITION TRANSACTIONS. McDonald & Company reviewed 30 acquisition transactions in the Company's industry and related industries completed since January 1, 1995. Of those transactions, McDonald & Company identified 11 transactions which it deemed most directly comparable to the Merger and with respect to which relevant information was available.

     McDonald & Company analyzed the multiples of LTM EBITDA and EBIT represented by the purchase price paid in the acquisition transactions it reviewed. EBITDA multiple information was available for all 11 transactions, while EBIT multiple information was available for six transactions. EBIT multiples ranged from approximately 5.8x to 15.9x, with a median multiple of 11.8x. EBITDA multiples ranged from 4.4x to 15.4x, with a median multiple of 10.1x. McDonald & Company selected an EBITDA multiple range of 6.0x to 8.0x, and an EBIT multiple range of 8.0x to 10.0x for purposes of this analysis. The EBIT and EBITDA ranges used by McDonald & Company in its analysis of the Company were below the median multiples reflected by the purchase price paid in the transactions that it reviewed. In general, the reviewed transactions were significantly larger than the Merger with an average transaction size of $180 million. Based upon McDonald & Company's experience in acquisition transactions involving manufacturing companies, the multiples of EBIT and EBITDA represented by the purchase price paid in smaller transactions are typically lower than those associated with larger transactions. McDonald & Company believes that the lower multiples paid in smaller transactions reflect the higher degree of risk associated with the operations of smaller companies (including their regional concentration and lack of national distribution capabilities). Application of these multiples to the Company resulted in a mean implied enterprise value of $31.9 million. In order to derive an implied equity value for the Company, McDonald & Company deducted the Company's current outstanding debt at December 31, 1997 and added back the Company's estimated cash on such date. This resulted in an implied value of $29.9 million, as compared to the proposed purchase price of $46.1 million.



     DISCOUNTED CASH FLOW ANALYSIS. McDonald & Company estimated the theoretical present value of the Company based on the sum of (i) the discounted cash flows which the Company could generate over a five year period based on management's business plan and (ii) a terminal value for the Company assuming that it performs in accordance with management's business plan. McDonald & Company's calculation of a theoretical terminal value of the Company was based upon applying a 2.5% growth rate to the cash flow in 2002 and dividing that product by the difference between the cost of capital and the 2.5% growth rate. The 2.5% terminal growth rate used by McDonald & Company for purposes of its analysis was based on the Company's historical growth rate over the past three years, as well as McDonald & Company's assessment of the maturity of the industry in which the Company competes and its estimate of the rate of inflation during future periods. This terminal value and the cash flows generated by the Company were discounted to a present value to derive an enterprise value for the Company. The equity value of the Company was calculated by deducting estimated outstanding debt and from the enterprise value and adding back estimated cash. McDonald & Company calculated a weighted average cost of capital ("WACC") for the Company of 11.1%, using the Capital Assets Pricing Model. McDonald & Company used this Company's WACC as a discount rate for purposes of its discounted cash flow analysis. McDonald & Company performed a discounted cash flow analysis of the Company on a stand alone basis and on a basis that gave full credit to the Company for the Company's estimate of $1.75 million in annual merger-related synergies. Application of the 11.1% discount rate and 2.5% growth rate to the Company's terminal value and future cash flows on a stand-alone basis resulted in an implied equity value of $36.4 million. After giving full credit to the Company for estimated merger related synergies, the discounted cash flow analysis resulted in an implied equity value of $46.6 million. These values compare to the purchase price of $46.1 million. While the $46.6 million equity value resulting from an analysis giving full credit to the Company for merger related synergies was in excess of the purchase price, in McDonald & Company's judgement, the most significant conclusion to be drawn from this analysis was that the purchase price to be paid in the merger reflected substantially all of the synergies that the Company expected to result from the merger.



     Inherent in any discounted cash flow valuation are the use of a number of assumptions, including those relating to the reasonableness and achievability of management's projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis.


     LEVERAGED BUYOUT ANALYSIS. McDonald & Company also performed a leveraged buyout analysis of the Company as a means of establishing the value of the Company assuming the sale of the Company to a typical financial buyer. A leveraged buyout ("LBO") involves the acquisition or recapitalization of a company financed primarily by incurring indebtedness that is serviced by the post-LBO operating cash flow of the company.

McDonald & Company used the same projections provided by management used in its discounted cash flow analysis and assumed, for purposes of the LBO analysis, a leveraged capital structure (52.4% senior debt, 23.8% subordinated debt and 23.8% equity). Management's projections supported an aggregate purchase price under an LBO analysis of $31.5 million. This purchase price and capital structure resulted in a total debt to 1997 EBITDA multiple of 5.36x and an EBITDA to fixed charges ratio of 1.70x. Based on management's projections, the LBO equity holders would earn an internal rate of return of 39.4%. The internal rate of return of 39.4% is an expected rate of return based upon projected future results of the Company. Actual internal rates of return would most likely vary. In the opinion of McDonald & Company, this expected internal rate of return is appropriate due the size of the Company, the regional concentration of the business, and the risks associated with projected future cash flows.



     SOLICITATION PROCESS. In rendering its opinion, McDonald & Company also considered the fact that it conducted a solicitation process on behalf of the Company with respect to the sale of the Company. During the course of that process, McDonald & Company contacted several potential strategic buyers to determine their interest in participating in the solicitation of acquisition proposals for the Company. That process resulted in preliminary indications of interest from five companies. The other expressions of interest were lower in value than the Harsco proposal.


     OTHER MATTERS. No company or transaction used in the above analyses for comparative purposes is identical to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company or transaction data.

     The summary of the analyses set forth above does not purport to be a complete description of the analyses conducted by McDonald & Company. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. McDonald & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in McDonald's opinion. In addition, McDonald & Company may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to represent the actual value of the Company.


     In McDonald's review and analysis and in arriving at its opinion, McDonald assumed and relied upon the accuracy and completeness of all the financial and other information provided to it or publicly available and assumed and relied upon the representations and warranties of the Company and Buyer contained in the Purchase Agreement. McDonald was not engaged to, and did not independently attempt to, verify any of such information. McDonald also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefore) provided to it and, with the Company's consent, assumed that such projections reflect the best currently available estimates and judgements of the Company's management and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by management. McDonald was not engaged to assess the achievability of such projections or assumptions. In addition, McDonald did not conduct an evaluation or appraisal of any of the assets, properties or facilities of the Company nor was it furnished with any such evaluation or appraisal. McDonald also assumed that conditions to the transaction as set forth in the Agreement would be satisfied and that the sale of the Company would be consummated on a timely basis in the manner contemplated by the Agreement.

     The following is a summary of the projections provided by the Company to McDonald that McDonald reviewed and relied upon in connection with rendering its fairness opinion.



                                                  FOR THE YEARS ENDED DECEMBER 31
                                      --------------------------------------------------------
                                        1998        1999        2000        2001        2002
                                      --------    --------    --------    --------    --------
Sales...............................  $ 54,850    $ 58,813    $ 71,075    $ 72,838    $ 85,700
Cost of Goods Sold..................    46,308      49,688      59,985      61,532      72,328
Gross Profit........................     8,542       9,125      11,090      11,306      13,372
Selling, General & Administrative
  Expenses..........................     3,000       3,105       3,214       3,326       3,443
EBITDA..............................     5,542       6,020       7,876       7,980       9,929



     The assumptions which underlie the Company's projections for the Company are: (i) gross margins held steady at actual 1997 level; (ii) selling, general and administrative expenses grow at 3.5 percent per year. The foregoing projections constitute forward-looking statements within the meaning of the federal securities laws. There can be no assurance that future developments will be in accordance with the Company's expectations or that the effect of future developments of the Company will be those anticipated by the Company's management. The foregoing forward-looking statements are subject to certain uncertainties, including the accuracy of the assumptions used in preparing the foregoing projections. Such uncertainties are difficult to predict and could cause actual results of the Company to differ materially from those matters expressed or implied by such forward-looking statements. For actual 1997 results, see "SELECTED FINANCIAL DATA".


     The term "fair, from a financial point of view," is a standard phrase contained in investment banking fairness opinions and refers to the fact that McDonald & Company's opinion is addressed solely to the financial attributes of the consideration to be paid in connection with the sale of the Company. In performing its analyses, McDonald & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by McDonald & Company are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of McDonald & Company's analysis of the fairness of the consideration to be paid pursuant to the Merger Agreement. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, McDonald & Company's oral opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. Consequently, the McDonald & Company analyses described above should not be viewed as determinative of the Board's conclusions with respect to the value of the Company.

     McDonald & Company has expressed no opinion as to the prices at which the Shares may trade in the future.


     The Company has agreed to pay McDonald & Company a fee of $425,000 for its services as its financial advisor in connection with the Merger. All of McDonald & Company's fee is contingent upon the closing of the merger. The Company also has agreed to reimburse McDonald & Company for its reasonable out-of-pocket expenses and to indemnify McDonald & Company against certain liabilities, including liabilities under the federal securities laws. The fee agreement was negotiated between McDonald & Company and the Board of Directors.


ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles ("GAAP"). In the application of the purchase method of accounting, all assets and liabilities of the Company will be recorded at their fair value at the Effective Time with a resulting adjustment to shareholders' equity in an amount equal to the difference between the price paid by Harsco and the fair value of the Company's assets minus its liabilities.

REGULATORY REQUIREMENTS APPLICABLE TO THE MERGER


     The Merger is subject to the expiration or termination of the 30-day waiting period (and any extensions thereof) under the HSR Act and no action having been instituted by the Department of Justice (the "DOJ") or Federal Trade Commission (the "FTC") that is not withdrawn or terminated prior to the Effective Time. The HSR Act, and the rules and regulations thereunder, provide that certain sale transactions (including the Merger) may not be consummated until required information and materials have been furnished to the DOJ and FTC and certain waiting period have expired or been terminated. The Company and Harsco made their respective filings with the DOJ and the FTC on or about February 27, 1998. On March 29, 1998, the waiting period under the HSR Act expired.


     The DOJ and FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. Notwithstanding the expiration of the HSR Act waiting period, any time before or after the Effective Time, the FTC, the DOJ or others can take action under the antitrust laws, including seeking to enjoin the consummation of the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if such a challenge is made, that it would not be successful.

                              THE MERGER AGREEMENT


     On February 20, 1998, the Company, Harsco and Acquisition Sub entered into the Merger Agreement. The Company and Harsco amended the Merger Agreement as of April 14, 1998 to extend the termination date thereunder to June 30, 1998. The following is a summary of the material provisions of the Merger Agreement, as amended, a copy of which is attached hereto as Appendix A. Such summary is qualified in its entirety by reference to the Merger Agreement.


THE MERGER AGREEMENT

     THE MERGER. The Merger Agreement provides that, at the Effective Time of the Merger, in accordance with the Merger Agreement, the OGCL and the Pennsylvania Business Corporation Law ("PBCL"), Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall cease and the Company shall continue as the surviving corporation ("Surviving Corporation"). As a consequence, the Company will become a wholly owned subsidiary of Harsco. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Harsco, the Acquisition Sub or the holder of any Shares, each Share issued and outstanding (other than treasury shares and dissenting shares) immediately prior to the Effective Time shall be converted into and become the right to receive $23.00 per Share (the "Merger Price") in cash, without interest thereon. All of the issued and outstanding shares of the common stock, par value $.01 per share, of Acquisition Sub, issued and outstanding immediately prior to the Effective Time, shall remain outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

     HARSCO STOCK OPTION. Upon execution of the Merger Agreement, and as a condition precedent thereto, the Company entered into a stock option agreement pursuant to which the Company granted Acquisition Sub an option (the "Harsco Stock Option") to acquire 190,468 Shares at an exercise price of $13.75 per Share (the closing sale price of the Shares on December 17, 1997, the last day on which Shares traded preceding the first public announcement of the merger). The Harsco Stock Option is exercisable, in whole or in part, only in the event (each, a "Purchase Event") that:

          (1) any person (other than Harsco or Acquisition Sub) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), a tender offer or exchange offer to purchase Shares such that, upon consummation of such offer, such person could own or control 20 percent or more of the outstanding Shares, and such person has obtained approval of shareholders of the Company in accordance with Section 1701.831 of the OGCL in respect of such control share acquisition;

          (2) the Company shall have authorized, recommended, proposed or announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than Harsco or Acquisition Sub) to (A) merge or consolidate with the Company or enter into any similar transaction with such person, (B) sell, lease or otherwise dispose of all or substantially all of the assets of the Company to such person, or (C) sell or otherwise dispose of (including by way of merger, consolidation, share exchange or similar transaction) securities representing 20 percent or more of the voting power of the Company, and the same shall have been scheduled by the Company to close within 365 calendar days following the date of termination of the Merger Agreement;

          (3) any person (other than Harsco or Acquisition Sub) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the 1934 Act) or the right to acquire beneficial ownership of, or a new group has been formed which beneficially owns, 20 percent or more of the outstanding Shares, and such person has obtained approval of shareholders of the Company in accordance with Section 1701.831 of the OGCL in respect of such control share acquisition; or

          (4) the shareholders of the Company shall have disapproved the Merger after any person (other than Harsco or Acquisition Sub) shall have publicly announced a proposal to acquire the Company by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and the same shall have been scheduled by the Company to close within 365 calendar days following the date of termination of the Merger Agreement.

     In the event that Harsco receives payment in full of the $1.7 million termination fee set forth in the Merger Agreement, the number of Shares covered by the Harsco Stock Option is reduced from 190,468 to 95,234.

     If a Purchase Event shall occur at any time prior to the expiration of the Stock Option, the Harsco Stock Option provides that, at Acquisition Sub's request, the Company shall pay to Acquisition Sub an amount equal to the product of (a) the excess, if any of (i) the greater of (A) the highest price paid or proposed to be paid in connection with such Purchase Event for any Shares and
(B) the aggregate consideration paid or proposed to be paid in connection with such Purchase Event divided by the number of Shares then outstanding (the value of any consideration other than cash to be determined, in the case of consideration with a readily ascertainable market value, by reference to such market value and, in the case of any consideration other than cash, by agreement in good faith between Acquisition Sub and the Company) over (ii) the Purchase Price multiplied by (b) the total number of Option Shares as to which the Option has not theretofore been exercised. Such payment extinguishes all other rights of Harsco and Acquisition Sub under the Harsco Stock Option.

     The Harsco Stock Option expires six months following the date of a Purchase Event.

     DIRECTORS AND OFFICERS. The persons appointed by Harsco, in its sole discretion, to be the directors and officers of the Surviving Corporation shall be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Regulations.

     EXCHANGE PROCEDURES. Pursuant to the Merger Agreement, as soon as reasonably practicable after the Effective Time of the Merger, the Surviving Corporation shall cause The Fifth Third Bank of Northwestern Ohio, N.A. (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares have been converted into the right to receive $23.00 per Share in cash, without interest thereon (the "Merger Price"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the merger. Upon surrender of a Certificate to the Exchange Agent for cancellation, together with such letter of transmittal, duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the merger per Share multiplied by the number of Shares represented by such Certificate. Any Certificate so surrendered shall forthwith be canceled. In no event will the holder of any Certificate be entitled to receive interest on any funds to be received by reason of the Merger. In the event of a transfer of ownership of a Share which is not registered in the transfer records of the Company, the merger may be issued to a transferee if the Certificate representing such Share is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated herein, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per Share.

     REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to Harsco and Acquisition Sub. The representations and warranties of the Company relate, among other things, to its organization and qualification; capital structure; authority to enter into the Merger Agreement and Stock Option Agreement and to consummate the transactions contemplated thereby; non-contravention of any laws or regulations with respect to the transactions contemplated; required consents and approvals; filings made by the Company with the SEC under the Securities Act of 1933, as amended, or the 1934 Act (including financial statements included in the documents filed by the Company under these Acts); absence of any material adverse change; absence of material adverse undisclosed liabilities; absence of material adverse legal proceedings; information supplied; compliance with laws; contracts and certain agreements; tax matters; benefit plans and employees and employment practices; insurance; environmental matters; tangible property and assets; intellectual property rights; vote required; and opinion of a financial advisor.

     Harsco and Acquisition Sub have also made customary representations and warranties to the Company. Representations and warranties of Harsco and Acquisition Sub relate, among other things, to: their organization and authority to enter into the Merger Agreement and Stock Option Agreement and to consummate the transactions contemplated thereby; non-contravention of any laws or regulations with respect to the transactions contemplated; required consents and approvals; absence of material adverse legal proceedings; information supplied; and financing.

     CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Prior to the Effective Time the Company covenants and agrees that (except as expressly contemplated in the Merger Agreement or the Stock Option Agreement, or to the extent that Harsco shall otherwise consent in writing, which consent shall not be unreasonably withheld):

          (a) The business of the Company will be conducted only in the ordinary course consistent with past practice.

          (b) The Company will use all commercially reasonable efforts to preserve intact in all material respects its present business organization and reputation, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with customers and suppliers having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them.

          (c) Except as otherwise permitted in the Merger Agreement, the Company will not (i) amend its Articles of Incorporation or Regulations (or comparable charter documents); (ii) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock other than the regular cash dividend for the first quarter of 1998 in an amount consistent with past practice, and payable at a time prior to April 30, 1998; provided, however, that in no event shall such first quarter regular cash dividend exceed $.09 per Share; and provided further, that in no event shall such dividend be paid after April 30, 1998; (iii) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for Shares of its capital stock;
     (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or
     (iv) directly or indirectly, redeem, repurchase or otherwise acquire any Shares of its capital stock or any option with respect thereto;

          (d) The Company will not: (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any Shares of its capital stock or any Option with respect thereto, or modify or amend any right of any holder of outstanding Shares of capital stock or Options with respect thereto; (ii) acquire (by merging or consolidating with, or purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of its business consistent with past practice; (iii) other than dispositions in the ordinary course of its business consistent with past practice, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties; (iv) except to the extent required by applicable law or GAAP (A) permit any material change in (1) any pricing marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (2) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (B) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority; (v) incur (which shall not be deemed to include entering into any credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee such indebtedness other than in the ordinary course of its business consistent with past practice; (vi) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company benefit plan or other agreement, arrangement, plan or policy between the Company and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement then in effect, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company; (vii) enter into any contract or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of the Company; (viii) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice; (ix) make any change in the lines of business in which it participates or is engaged; or (x) enter into any contract, agreement, commitment to do or engage in any of the foregoing.

     NO SOLICITATION. The Merger Agreement provides that the Company will not, nor will it authorize or permit any officer, director, employee, investment banker, financial advisor attorney, accountant or other agent or representative (each, a "Representative") retained by or acting on behalf of the Company to, directly or indirectly, initiate, solicit, encourage, or, unless the Board of Directors of the Company believes, on the basis of written advice furnished by independent legal counsel, that the failure to take such actions would constitute a breach of applicable fiduciary duties, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may be reasonably expected to lead to, an Acquisition Transaction (as defined below), by any person, corporation, partnership or other entity or group (a "Potential Acquirer"). The Company shall promptly inform Harsco, orally and in writing, of the material terms and conditions of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction that it receives and the identity of the Potential Acquirer. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. As used in the Merger Agreement, "Acquisition Transaction" means any merger, consolidation or other business combination involving the Company, or any acquisition in any manner of all or a substantial portion of the assets of the Company whether for cash, securities or any other consideration or combination thereof other than pursuant to the transactions contemplated by the Merger Agreement and Stock Option Agreement.

     INVESTIGATION; CONFIDENTIALITY. Pursuant to the Merger Agreement, the Company shall (i) provide Harsco and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its assets, properties, books and records, and (ii) furnish promptly to such persons (A) a copy of each report, statement, schedule, and other document filed or received by the Company pursuant to the requirements of federal or state securities laws or filed with any other

Governmental or Regulatory Authority, and (B) all other information and data (including, without limitation, copies of Contracts, Company Benefit Plans and other books and records) concerning the business and operations of the Company as Harsco or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in the Merger Agreement or any condition to the obligations of the parties hereto.

     Harsco will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements as applicable Laws of Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), or
(ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the Company furnished to it by the Company or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (A) previously known by Harsco or its Representatives, (B) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of Harsco and its Representatives or
(C) later acquired by Harsco or its Representatives from another source if Harsco or such Representatives is not aware that such source is under an obligation to the Company to keep such documents and information confidential. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the Company, Harsco will, and will cause its Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the Company or its Representatives to Harsco and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by Harsco or its Representatives.

     PROXY STATEMENT AND SPECIAL MEETING. The Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable after the date hereof, and shall use its best efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Harsco, Acquisition Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Harsco of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Harsco promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Harsco and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Harsco and Acquisition Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company shareholders' Meeting at the earliest practicable time.

     REGULATORY AND OTHER APPROVALS. The Merger Agreement provides that each of the Company and Harsco will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Harsco, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby and by the Stock Option Agreement, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request. In addition to and not in limitation of the foregoing, (i) each of the parties will (A) take promptly all actions necessary to make the filings required of Harsco and the Company or their affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder ("HSR Act"),
(B) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (C) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

     CONDITIONS PRECEDENT. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions: (i) The merger agreement shall have been adopted by the requisite vote of the shareholders under the OGCL and the Company's Articles of Incorporation; (ii) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iii) all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third party required of Harsco, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated by the Merger Agreement and by the Stock Option Agreement, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Harsco and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Harsco and the Company to consummate the transactions contemplated by the Merger Agreement or by the Stock Option Agreement shall have been obtained, all in form and substance reasonably satisfactory to Harsco and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to Harsco.


     TERMINATION; TERMINATION FEE. The Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the Company's shareholders, (i) by mutual written agreement of the parties hereto;
(ii) by either the Company or Harsco upon notification to the non-terminating party by the terminating party, (A) at any time after June 30, 1998 if the merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party; provided however, the date may be extended indefinitely by the mutual written agreement of the parties; and provided further, that such date shall be extended by the parties for a reasonable period if the only condition hereunder that remains unsatisfied as of such date relates to the receipt of any Governmental or Regulatory Authority Consent or approval required in connection with this transaction including, without limitation, any consent or approval required under the HSR Act; (B) if the Company Shareholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such shareholders, or any adjournment thereof, called therefor; (C) if any Governmental or Regulatory Authority, the taking of action by which is a condition to the obligations of either the Company or Harsco to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful; (D) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach has not been cured within five business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such five business day period; or
(E) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an Order making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order shall have become final and nonappealable.


     If the Merger Agreement is validly terminated by either the Company or Harsco, the Merger Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Harsco (or any of their respective Representatives or affiliates), except that (i) the provisions relating to confidentiality, no solicitation, fees and expenses and certain other provisions will continue to apply following any such termination and (ii) nothing shall relieve any party from liability for willful breach of its representations, warranties, covenants or agreements contained in the Merger Agreement, and (iii) as provided in the next paragraph herein.

     In the event that (i) Harsco terminates this Agreement pursuant to (ii)(D) above, or (ii) either Harsco or the Company terminates this Agreement pursuant to (ii)(B) above following a failure of the shareholders of the Company to approve this Agreement and, before the Company Shareholders' Meeting, the Board of Directors of the Company shall have recommended that its shareholders accept any tender offer or exchange offer with respect to their Shares (other than an offer by Harsco) or shall have withdrawn or modified in any manner adverse to Harsco its recommendation with respect to the Merger, then the Company shall, within one business day after receipt of a request from Harsco, pay to Harsco in cash a termination fee of $1.7 million.

     FEES AND EXPENSES. Except as provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such costs and expenses.

     AMENDMENT, EXTENSION AND WAIVER. The Merger Agreement may be amended, supplemented or modified by action taken by or on behalf or the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the adoption of the Merger Agreement at the Special Meeting, but after such adoption only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by each party hereto.

     The Merger Agreement further provides that at any time prior to the Effective Time, any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties contained in the Merger Agreement. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of the Merger Agreement shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                 INTEREST OF CERTAIN PERSONS IN THE TRANSACTION

     Certain executive officers and directors of the Company have interests in the Merger as a result of employment agreements provide for payments in certain circumstances following a "change in control" of the Company. Under these agreements, the Merger would constitute a "change in control."

EXECUTIVE EMPLOYMENT AGREEMENTS

     In August 1996, the Company entered into agreements to employ Mr. Robert W. Woolf as the President and Chief Operating officer, Mr. John P. Simcox as Vice President and General Manager of the Tank Division, and Mr. Kevin D. Lauck, as Secretary and Controller, each for a term of three years that is automatically extended annually for an additional year, unless either party gives notice to the contrary. The employment agreements provide for annual base compensation equal to an amount which is not less than the officers' annual base compensation on the date of the agreement and for an annual bonus which is not less than the greater of 15% annual base compensation or the bonus paid in the preceding fiscal year. In addition the employment agreements provide that during the term of the agreement and for one year thereafter, the officers shall not compete with any business carried on by the Company (provided that no change of control shall have occurred). The agreements further provide that if the officers' employment is terminated following a change of control, other than for cause, disability or retirement, the officer shall be entitled to receive, in lieu of any salary or bonuses payable under the agreement, an amount equal to three times the present value of his annual base compensation and bonus. Messrs. Woolf, Lauck, and Simcox will be entitled to compensation of approximately $425,327, $281,539 and $281,539, respectively, plus certain fringe benefits, under these agreements if their respective employment terminates following the Merger.

     In addition, each of them would be entitled to receive an additional payment (the "gross up") sufficient to cover any tax imposed by Section 4999 of the Internal Revenue Code (the "Code") on the payments made under the employment agreements, including the gross up, if such payments are considered "contingent on a change in ownership or control" of the Company within the meaning of
Section 280G of the Code.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     A shareholder will recognize capital gain or loss upon receipt of the cash payable in exchange for his Shares in an amount equal to the difference between the aggregate amount received by him and his aggregate tax basis in the Shares exchanged. A shareholder exercising dissenter's rights under Ohio Law will also recognize gain or loss in an amount equal to the difference between the cash received by him in redemption of his Shares and his aggregate tax basis in such Shares.

                            SELECTED FINANCIAL DATA


                                                 YEARS ENDED DECEMBER 31,
                            -------------------------------------------------------------------
                               1997          1996          1995          1994          1993
                            -----------   -----------   -----------   -----------   -----------
Operating results:
  Revenues from continuing
     operations...........  $50,348,978   $46,556,082   $47,804,671   $47,612,229   $42,695,793
  Income from continuing
     operations...........    2,057,274     1,313,471     1,371,449     1,306,137       775,705
  Income (loss) from
     discontinued
     operations(a)........     (916,813)      (55,188)      103,256       303,582         5,031
  Net income..............    1,140,461     1,258,283     1,474,705     1,609,719       896,731(b)
  Income (loss) per
     Share(c):
     Continuing
       operations.........         1.03           .66           .69           .65           .39
     Discontinued
       operations.........         (.46)         (.03)          .05           .15            --
  Net income per Share....          .57           .63           .74           .80           .45(b)
At December 31:
  Total assets............   34,719,538    47,423,367    48,592,539    45,917,360    41,186,807
  Long-term debt..........    1,920,222     3,329,267     9,789,973     7,235,827     8,761,989
  Working capital.........   11,317,456    11,151,188    14,430,716    12,218,263    12,174,075
Cash dividends declared
  per Share(c)............  $       .36   $       .36   $       .36   $      .327   $      .298


---------------

(a) See Footnote #2, Discontinued Operations, in Item 8. Financial Statements filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1997 for further information relating to the gain or loss from discontinued operations.


(b) Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method as required by FASB Statement 109, "Accounting for Income Taxes". The cumulative effect of adopting FASB Statement 109 as of January 1, 1993 was to increase net income by $115,995, or $.06 per share.



(c) Share data has been computed on the basis of the weighted average number of Shares outstanding during each period in accordance with FASB Statement 128 "Earnings per Share" and restated for the 10% stock dividends paid in March 1995 and 1994.

                           PRICE RANGE OF THE SHARES

     The Shares are trades on the NASDAQ National Market under the symbol "CTRL." The following table sets forth the high and low sales prices for the Shares for the periods indicated as reported by the NASDAQ National Market:

                                                                   SALE PRICE          AVERAGE
                                                              ---------------------     DAILY
                                                                 HIGH         LOW      VOLUME
                                                              ----------    -------    -------
1995
  First Quarter.............................................   $ 10.45      $  9.50       222
  Second Quarter............................................     11.00        9.125     3,530
  Third Quarter.............................................     11.50        10.25     1,047
  Fourth Quarter............................................     12.00        11.00     1,278
1996
  First Quarter.............................................    12.625        10.50     1,666
  Second Quarter............................................    11.625        9.375       528
  Third Quarter.............................................     11.75         9.25     4,935
  Fourth Quarter............................................    13.125        10.00     2,245
1997
  First Quarter.............................................     11.00         9.25       735
  Second Quarter............................................     13.00        10.00     1,271
  Third Quarter.............................................     14.50        11.75     2,251
  Fourth Quarter
  (through December 18, 1997)...............................     14.00        12.00     1,553

     On December 18, 1997, the last full trading day prior to the public announcement of the proposed Merger, the Shares did not trade. On December 17, 1997, the high and low sales prices of the Shares were $14.00 and $13.25, respectively and the closing sale price was $13.75.

                                   DIVIDENDS

     Except for ordinary quarterly dividends of $.09 per Share, no dividends have been paid on the Company's Shares during the last two fiscal years and none are expected to be paid in the foreseeable future.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

FIVE PERCENT HOLDERS

     Set forth below is certain information concerning persons who are known by the Company to own beneficially more than 5% of any class of the Company's Shares on March 1, 1998.

                                                                         AMOUNT AND NATURE
                                           NAME AND ADDRESS                OF BENEFICIAL      PERCENT
        TITLE OF CLASS                    OF BENEFICIAL OWNER              OWNERSHIP (1)      OF CLASS
        --------------                    -------------------            -----------------    --------
Common Shares                    Arthur F. Doust                              253,015(2)       12.62%
                                 2690 CR 69
                                 Gibsonburg, Ohio 43431
Common Shares                    Trilon Dominion Partners,                    241,351(3)       12.03%
                                 L.L.C. F/K/A Venture Capital,
                                 Equities, L.L.C.
                                 250 Park Avenue, Suite 2020
                                 New York, New York 10022
Common Shares                    Asher B. Edelman                             125,200(4)        6.24%
                                 717 Fifth Ave.
                                 New York, New York 10022

---------------

(1) All shares are held of record with sole voting and investment power unless otherwise indicated.

(2) Includes (a) 157,014 shares held in trust by Arthur F. Doust and Anna K. Doust, Co-Trustees, of which 78,507 shares are held for their own benefit;
    (b) 45,265 shares owned by Anna K. Doust, wife of Arthur F. Doust; and (c) 12,743 shares owned by the children of Arthur F. Doust.

(3) Based upon most recent Schedule 13D filing dated September 27, 1996. VC Holdings, Inc., the sole manager and the holder of 100% of the voting interests of Trilon Dominion Partners, L.L.C. ("L.L.C."), is the indirect beneficial owner of the 241,351 shares of common stock of the issuer owned by L.L.C. Ronald W. Cantwell ("Mr. Cantwell") is the holder of 100% of the capital stock of VC Holdings, Inc., which is the sole manager and the holder of 100% of the voting interests of L.L.C. Consequently, Mr. Cantwell is the indirect beneficial owner of the 241,351 shares of common stock of the issuer owned by the L.L.C. Dominion Capital, Inc. holds a 50% non-voting preferred interest in the L.L.C. Dominion Capital, Inc. has disclaimed beneficial ownership of these securities.

(4) Based upon Form 4 filing dated December 9, 1997. Edelman Value Partners, L.P. owns 43,700 Shares and Edelman Value Fund, Ltd. owns 81,500 shares. Asher B. Edelman is the President and Sole Director of A.B. Edelman Management Company, Inc., which is the Sole General Partner of Edelman Value Partners, L.P. and also the Investment Manager of Edelman Value Fund, Ltd. Therefore, Mr. Edelman may be deemed the beneficial owner of both of these holdings.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as to the beneficial ownership of Shares as of December 31, 1997, by each Director of the Company and by all directors and officers of the Company as a group:


                                                       AMOUNT AND NATURE
                                                         OF BENEFICIAL
       BENEFICIAL OWNER            TITLE OF CLASS        OWNERSHIP (1)      PERCENT
       ----------------            --------------      -----------------    -------
Arthur F. Doust                  Common Shares              253,015(2)      12.62%
Robert W. Woolf                  Common Shares                4,225           .21%
John P. Simcox                   Common Shares                1,550           .08%
Kevin D. Lauck                   Common Shares                2,952           .15%
W. Burton Lloyd                  Common Shares               61,463(3)       3.07%
Robert H. Moyer                  Common Shares                2,452           .12%
Fred J. Roynon                   Common Shares                  500           .02%
Asher B. Edelman                 Common Shares              125,200(4)       6.24%
All directors and officers as a
  group (9 persons)              Common Shares              454,313         22.66%


---------------

(1) All shares are held of record with sole voting and investment power unless otherwise indicated.

(2) Includes (a) 157,014 shares held in trust by Arthur F. Doust and Anna K. Doust, Co-Trustees, of which 78,507 shares are held for their own benefit;
    (b) 45,265 shares owned by Anna K. Doust, wife of Arthur F. Doust; and (c) 12,743 shares owned by the children of Arthur F. Doust.

(3) Includes (a) 58,269 shares owned by Roselyn Lloyd, wife of W. Burton Lloyd.

(4) Includes (a) 43,700 shares held by Edelman Value Partners, L.P., a Delaware limited partnership of which A. B. Edelman Management Co., Inc., a New York corporation is sole general partner. Mr. Edelman is President and sole director of such corporation. (b) 81,500 shares held by Edelman Value Fund, Ltd., a British Virgin Islands corporation for which Mr. Edelman serves as Investment Manager.

                              INDEPENDENT AUDITORS


     The firm of Ernst & Young LLP, independent certified public accountants, has audited the records of the Company since 1959. A representative of Ernst & Young LLP will be present at the Special Meeting to make a statement if he or she so desires and to be available to respond to appropriate questions.


                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of shareholders intended to be included in the 1998 Annual Meeting Proxy Statement must have been received by the Corporate Secretary of the Company at Chemi-Trol Chemical Co., 2776 C.R. 69, Gibsonburg, Ohio 43431 no later than February 15, 1998. No proposals were submitted for inclusion in the proxy statement in accordance to the applicable rules and requirements of the Securities and Exchange Commission.

          NOMINATIONS FOR THE BOARD OF DIRECTORS MADE BY A SHAREHOLDER

     A nomination must be made by written notice and received by the Secretary not less than 50 days nor more than 75 days prior to the meeting (or if fewer than 60 days' notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the 10th day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made). Such notice of nomination must contain certain information about the proposed nominee and certain information about the shareholder proposing to nominate such person. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee's eligibility to serve as a director. If a person were not nominated in accordance with the foregoing procedures, such person would not be eligible for election as a director.

     A shareholder must provide written notice of such an intention to bring business before an annual meeting not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting (or if the date of the annual meeting is changed by more than 30 days from such anniversary date, not later than the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made). Such notice must contain a description of the business desired to be brought before the meeting and certain information about the shareholder proposing such business. If business is not brought by a shareholder in accordance with the foregoing procedures, such business shall be declared not properly brought before the meeting and shall not be discussed or presented for a vote by shareholders.

                                 OTHER MATTERS


     The Board of Directors does not expect or intend to bring any business before the Meeting other than pertaining to the subjects referred to in this Proxy Statement. Only items incident to the purpose for which the Special Meeting was called may be brought before the Special Meeting. However, in the event that other business does properly come before the Special Meeting, it is intended that the persons voting such proxies will vote thereon according to their best judgment in the interest of the Company.


                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the 1934 Act and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). All reports, proxy statements and other information filed by the Company with the SEC can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     The following documents filed with the SEC are incorporated herein by reference:


          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by the Form 10-K/A filed May 28, 1998.


          (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 1997.

     The Company will provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon the written or oral request of such person and by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all documents incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Chemi-Trol Chemical Co., 2776 C.R. 69, Gibsonburg, Ohio 43431, Attention: Corporate Secretary or, by telephone, at (419) 665-2367.

                                            By Order of the Board of Directors

                                            Kevin D. Lauck Signature
                                            KEVIN D. LAUCK
                                            Secretary

May   , 1998

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF FEBRUARY 20, 1998

                                  BY AND AMONG

                              HARSCO CORPORATION,

                           H-CHEMI ACQUISITION CORP.

                                      AND

                            CHEMI-TROL CHEMICAL CO.

                               TABLE OF CONTENTS

             This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                              PAGE
                                                              NO.
                                                              ----
ARTICLE I PLAN OF MERGER....................................   A-1
  1.01  The Merger..........................................   A-1
  1.02  Effective Time......................................   A-1
  1.03  Closing.............................................   A-1
  1.04  Articles of Incorporation; Bylaws of the Surviving
        Corporation; Location of Principal Office...........   A-1
  1.05  Directors and Officers of the Surviving
        Corporation.........................................   A-2
  1.06  Effects of the Merger...............................   A-2
  1.07  Further Assurances..................................   A-2
  1.08  Consent to be Sued and Served with Process..........   A-2
  1.09  Transaction of Business.............................   A-2
  1.10  Other Matters.......................................   A-2
ARTICLE II CONVERSION OF SHARES.............................   A-2
  2.01  Conversion of Capital Stock.........................   A-2
  2.02  Exchange of Certificates............................   A-3
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...   A-4
  3.01  Organization and Qualification......................   A-4
  3.02  Capital Stock.......................................   A-4
  3.03  Authority Relative to this Agreement and the Stock
        Option Agreement....................................   A-5
  3.04  Non-Contravention; Approvals and Consents...........   A-5
  3.05  SEC Reports and Financial Statements................   A-6
  3.06  Absence of Certain Changes or Events................   A-6
  3.07  Absence of Undisclosed Liabilities..................   A-7
  3.08  Legal Proceedings...................................   A-7
  3.09  Information Supplied................................   A-7
  3.10  Compliance with Laws and Orders.....................   A-7
  3.11  Compliance with Agreements; Certain Agreements......   A-8
  3.12  Taxes...............................................   A-8
  3.13  Benefit Plans; ERISA................................   A-9
  3.14  Insurance...........................................  A-11
  3.15  Labor Matters.......................................  A-11
  3.16  Environmental Matters...............................  A-12
  3.17  Tangible Property and Assets........................  A-13
  3.18  Intellectual Property Rights........................  A-13
  3.19  Vote Required.......................................  A-14
  3.20  Opinion of Financial Advisor........................  A-14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HARSCO AND
  ACQUISITION SUB...........................................  A-14
  4.01  Organization and Qualification......................  A-14
  4.02  Authority Relative to this Agreement and the Stock
        Option Agreement....................................  A-14
  4.03  Non-Contravention; Approvals and Consents...........  A-15
  4.04  Legal Proceedings...................................  A-15
  4.05  Information Supplied................................  A-15
  4.06  Financing...........................................  A-16

                                                              PAGE
                                                              NO.
                                                              ----
ARTICLE V COVENANTS OF THE COMPANY..........................  A-16
  5.01  Conduct of Business.................................  A-16
  5.02  No Solicitations....................................  A-17
ARTICLE VI ADDITIONAL AGREEMENTS............................  A-18
  6.01  Access to Information; Confidentiality..............  A-18
  6.02  Preparation of Proxy Statement......................  A-18
  6.03  Approval of Shareholders............................  A-19
  6.04  Regulatory and Other Approvals......................  A-19
  6.05  Benefit Plans.......................................  A-19
  6.06  Stock Option Agreement..............................  A-20
  6.07  Expenses............................................  A-20
  6.08  Brokers or Finders..................................  A-20
  6.09  Notice and Cure.....................................  A-20
  6.10  Fulfillment of Conditions...........................  A-20
  6.11  1997 Audited Financial Statements...................  A-21
ARTICLE VII CONDITIONS......................................  A-21
  7.01  Conditions to Each Party's Obligation to Effect the
        Merger..............................................  A-21
  7.02  Conditions to Obligation of Harsco and Acquisition
        Sub to Effect the Merger............................  A-21
  7.03  Conditions to Obligation of the Company to Effect
        the Merger..........................................  A-22
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..............  A-23
  8.01  Termination.........................................  A-23
  8.02  Effect of Termination...............................  A-23
  8.03  Amendment...........................................  A-24
  8.04  Waiver..............................................  A-24
ARTICLE IX GENERAL PROVISIONS...............................  A-24
  9.01  Non-Survival of Representations, Warranties,
        Covenants and Agreements............................  A-24
  9.02  Knowledge...........................................  A-24
  9.03  Notices.............................................  A-24
  9.04  Entire Agreement....................................  A-25
  9.05  Public Announcements................................  A-25
  9.06  No Third Party Beneficiary..........................  A-25
  9.07  No Assignment; Binding Effect.......................  A-25
  9.08  Headings............................................  A-25
  9.09  Invalid Provisions..................................  A-26
  9.10  Governing Law.......................................  A-26
  9.11  Counterparts........................................  A-26

EXHIBITS

EXHIBIT A  Opinion of Counsel to the Company
EXHIBIT B  Opinion of Counsel to Harsco and Acquisition Sub

     This AGREEMENT AND PLAN OF MERGER dated as of February 20, 1998 is made and entered into by and among HARSCO CORPORATION, a Delaware corporation ("Harsco"), H-CHEMI ACQUISITION CORP., a Pennsylvania corporation wholly owned by Harsco ("Acquisition Sub"), and CHEMI-TROL CHEMICAL CO., an Ohio corporation (the "Company").

     WHEREAS, the Boards of Directors of Harsco, Acquisition Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders to consummate, and have approved, the business combination transaction provided for herein in which Acquisition Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Harsco (the "Merger"); and

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Harsco's and Acquisition Sub's willingness to enter into this Agreement, the Company, Harsco and Acquisition Sub have entered into a stock option agreement of even date herewith (the "Stock Option Agreement") granting Acquisition Sub an option to purchase from the Company 190,468 authorized and unissued shares of Company Common Stock (as defined in Section 2.01(b)), subject to the terms and conditions set forth therein; and

     WHEREAS, Harsco, Acquisition Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                 PLAN OF MERGER

     1.01 The Merger. At the Effective Time (as defined in Section 1.02), upon the terms and subject to the conditions of this Agreement, Acquisition Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Ohio (the "OGCL") and the Business Corporation Law of the Commonwealth of Pennsylvania (the "PBCL"). The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). Acquisition Sub and the Company are sometimes referred to herein as the "Constituent Corporations." As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or canceled in the manner provided in Article II.

     1.02 Effective Time. At the Closing (as defined in Section 1.03), a certificate of merger (the "Certificate of Merger") and articles of merger ("Articles of Merger") shall be duly prepared and executed by the Constituent Corporations and thereafter delivered to the Secretary of State of the State of Ohio (the "Ohio Secretary of State") for filing, as provided in Section 1701.81 of the OGCL, and the Secretary of State of the Commonwealth of Pennsylvania (the "Pennsylvania Secretary of State") for filing, as provided in Section 1927 of the PBCL, on, or as soon as practicable after, the Closing Date (as defined in Section 1.03). The Merger shall become effective on the date the Certificate of Merger and Articles of Merger are filed (the date so provided in the Certificate of Merger being referred to herein as the "Effective Time").

     1.03 Closing. The closing of the Merger (the "Closing") will take place at the offices of Morgan, Lewis & Bockius LLP, One Commerce Square, 417 Walnut Street, Harrisburg, Pennsylvania 17101, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the 5th business day following satisfaction of the condition set forth in Section 7.01(a), provided that the other closing conditions set forth in Article VII have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the "Closing Date"). At the Closing there shall be delivered to Harsco, Acquisition Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

     1.04 Articles of Incorporation; Bylaws of the Surviving Corporation; Location of Principal Office. At the Effective Time, (i) the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended so that such articles are identical (except for (i) the name, which shall remain "Chemi-

Trol Chemical Co.", and (ii) the state of incorporation, which shall remain Ohio, to the articles of incorporation of Acquisition Sub as in effect immediately prior to the Effective Time, and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time shall be the Regulations of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Regulations. The location of the principal office of the Surviving Corporation shall be 2776 Country Road 69, Gibsonburg, OH 43431.

     1.05 Directors and Officers of the Surviving Corporation. The directors and the officers of the Company at or following the Effective Time, at the request of Harsco, shall submit their resignations as of the Effective Time and the persons appointed by Harsco, in its sole discretion, to be the directors and officers of the Surviving Corporation shall be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Regulations.

     1.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the OGCL and the PBCL.

     1.07 Further Assurances. Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

     1.08 Consent to be Sued and Served with Process. The Surviving Corporation consents to be sued and served with process in the State of Ohio and irrevocably appoints the Ohio Secretary of State as its agent to accept service of process in any proceeding in the state and to enforce against the Surviving Corporation any obligation of any Ohio domestic constituent corporation or to enforce the rights of any holders of Dissenting Shares.

     1.09  Transaction of Business.  If Harsco exercises its rights under
Section 1.10 hereof, the Surviving Corporation shall transact business in the State of Ohio as a foreign corporation and shall appoint a statutory agent with respect to service of any process, notice or demand upon such statutory agent or the Ohio Secretary of State, as required when a foreign corporation applies for a license to transact business in the State of Ohio.

     1.10 Other Matters. Notwithstanding any terms of this Agreement to the contrary, Harsco shall have the right to cause Acquisition Sub to be the Surviving Corporation of the Merger, so long as the exercise of such right does not have a material adverse effect on the interests of the holders of the Company's Common Stock in a manner which has not been disclosed to them in the Proxy Statement (as defined herein at Section 3.09) or cause a material delay in, or otherwise adversely affect, consummation of the transaction described herein; if such right is exercised, this Agreement shall be deemed to be modified to accord such change, including, without limitation, that the laws of the Commonwealth of Pennsylvania, together with the OGCL, will govern the Merger.

                                   ARTICLE II

                              CONVERSION OF SHARES

     2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) Capital Stock of Acquisition Sub. All of the issued and outstanding shares of the common stock, par value $.01 per share, of Acquisition Sub ("Acquisition Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation ("Surviving Corporation Common Stock").

          (b) Cancellation of Treasury Stock. All shares of common stock, without par value, of the Company ("Company Common Stock") that are owned by the Company as treasury stock shall be canceled and retired and shall cease to exist and no stock of Harsco or other consideration shall be delivered in exchange therefor.

          (c) Exchange Ratio for Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.01(d))) shall be converted into the right to receive $23.00 in cash (the "Merger Price"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, upon the surrender of such certificate in accordance with Section 2.02, without interest.

          (d)  Dissenting Shares.

             (i) To the extent applicable, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the OGCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Price pursuant to Section 2.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the OGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the OGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Price pursuant to Section 2.01(c).

             (ii) The Company shall give Harsco (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the OGCL relating to the appraisal process received by the Company and
        (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the OGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Harsco, settle or offer to settle any such demands.

     2.02  Exchange of Certificates.

          (a) Exchange Agent. At the Closing or immediately prior to the Effective Time, Harsco shall make available to the Surviving Corporation for deposit with The Fifth Third Bank of Northwestern Ohio, N.A., by Harsco (the "Exchange Agent"), a cash amount equal to the aggregate Merger Price to which holders of shares of Company Common Stock shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section. The Exchange Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Harsco.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to Section 2.01(c) into the right to receive the Merger Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Price per share of Company Common Stock represented thereby which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per share of Company Common Stock represented thereby as contemplated by this Article II.

          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company twenty-four
     (24) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price per share. Neither Harsco nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Harsco and Acquisition Sub as follows:

     3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction listed on
Schedule 3.01 hereto in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, (i) are not having and could not be reasonably expected to have a material adverse effect on the Company, and (ii) could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or the Stock Option Agreement or on the ability of the Company to perform its obligations hereunder or thereunder. As used in this Agreement, any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), prospects or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole). The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.02 Capital Stock. (a) The authorized capital stock of the Company consists solely of 6,000,000 shares of Company Common Stock. As of the date hereof, 2,004,930 shares of Company Common Stock were issued and outstanding, and 0 shares were held in the treasury of the Company. There has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in the treasury since such date other than the reservation of 190,468 shares pursuant to the Stock Option Agreement. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and the Stock Option Agreement, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

          (b) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

     3.03  Authority Relative to this Agreement and the Stock Option
Agreement. The Company has full corporate power and authority to enter into this Agreement and the Stock Option Agreement and, subject (in the case of this Agreement) to obtaining the Company Shareholders' Approval (as defined in
Section 6.03), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement by the shareholders of the Company and directed that this Agreement be submitted to the shareholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, other than obtaining the Company Shareholders' Approval. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and, subject (in the case of this Agreement) to the obtaining of the Company Shareholders' Approval, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.04  Non-Contravention; Approvals and Consents.

          (a) The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien") upon any of the assets or properties of the Company under, any of the terms, conditions or provisions of (i) the articles of incorporation or regulations (or other comparable charter documents) of the Company, or (ii) subject to the obtaining of the Company Shareholders' Approval and the taking of the actions described in paragraph
     (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to the Company or any of its assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company is a party or by which the Company or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

          (b) Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement (as defined in Section 3.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (iii) for the filing of the Certificate of Merger, the Articles of Merger and other appropriate merger documents required by the OGCL and the PBCL with the Ohio Secretary of State and the Pennsylvania Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (iv) as disclosed in Schedule 3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound for the execution and delivery of this Agreement and the Stock Option Agreement by the Company, the performance by the Company of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

     3.05 SEC Reports and Financial Statements. The Company delivered to Harsco prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company with the SEC since December 2, 1997 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to the Company) the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

     3.06  Absence of Certain Changes or Events.  Except as disclosed Schedule
3.06 hereto, (a) since September 30, 1997 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Company, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to the Company but also generally affect other persons who participate or are engaged in the lines of business in which the Company participates or is engaged, and (b) except as disclosed in Schedule 3.06 hereto, between such date and the date hereof (i) the Company has conducted its business only in the ordinary course consistent with past practice and (ii) the Company has not taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b).

     3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet dated September 30, 1997 included in the Company Financial Statements or as disclosed in Schedule 3.07 hereto, the Company has not at such date, or has not incurred since that date, any liabilities or obligations of any nature that would be required by generally accepted accounting principles to be reflected on a balance sheet of the Company (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice and
(ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company.

     3.08 Legal Proceedings. Except as disclosed in Schedule 3.08 hereto, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement, and there are no facts or circumstances known to the Company that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) the Company is not subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

     3.09 Information Supplied. (a) The proxy statement relating to the Company Shareholders' Meeting (as defined in Section 6.03), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby or by the Stock Option Agreement will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders, and at the time of the Company Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Harsco and Acquisition Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Harsco or any of its Subsidiaries with the SEC. The Proxy Statement and any such other documents filed by the Company with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

          (b) Neither the information supplied or to be supplied in writing by or on behalf of the Company for inclusion in any document to be filed by Harsco or Acquisition Sub with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby or by the Stock Option Agreement will on the date of its filing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     3.10 Compliance with Laws and Orders. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of its business (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company. The Company is in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company. Except as set forth in Schedule 3.10,the Company is not in violation of or default under any Law or Order of any Governmental or Regulatory Authority, except for violations which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company.

     3.11  Compliance with Agreements; Certain Agreements.

          (a) Except as disclosed in Schedule 3.11 hereto, neither the Company nor, to the knowledge of the Company, any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under,
     (i) the articles of incorporation or regulations (or other comparable charter documents) of the Company or (ii) any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company.

          (b) Except as disclosed in Schedule 3.11 hereto, as of the date hereof, the Company is not a party to any oral or written (i) consulting agreement not terminable on 30 days' or less notice involving the payment of more than $25,000 per annum or $100,000 per annum in the aggregate for all such agreements, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company providing any term of employment or compensation guarantee extending for a period longer than 3 years and for the payment of more than $200,000 per annum or $500,000 per annum in the aggregate for all such agreements or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.12  Taxes.

          (a) The Company has filed all federal and all material foreign, state and local tax reports and returns required to be filed and except as disclosed on Schedule 3.12, has duly paid all such taxes, including, without limitation, income, capital stock, gross receipts, net proceeds, ad valorem, value added, turnover, sales, use, real estate transfer, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, franchise, transfer, fuel, vehicle sales, excess profits, occupational and interest equalization, unitary, severance, withholding, social security, employment and other taxes, duties, assessments and charges (including, without limitation, the recapture of any tax items such as investment tax credits), together with all interest, penalties and additions imposed with respect to such amounts, which are due on or before the date hereof or claimed to be due by federal, state, or local taxing authorities or which are payable on or before the date hereof with respect to the business and operations of the Company (collectively, "Taxes"). All such returns are accurate and complete in all material respects. There are no tax liens upon any property or assets of the Company, except liens for Taxes not yet due and payable. All such Taxes (including interest and penalties) applicable for all periods prior to the Closing or other governmental charges upon the Company or its assets, income or revenues have been or will be paid (if due) or reserved against if required under GAAP. The Company has not executed any waivers of the statute of limitations on the right of the Internal Revenue Service (the "IRS") or any state or local taxing authority to assess additional Taxes or to contest the income or loss with respect to any tax return. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), held by the Company, are substantially correct and in compliance with the Internal Revenue Code of 1986, as amended (the "Code"), and all regulations thereunder.

          (b) No issues have been raised that are currently pending by any taxing authority in connection with any of the aforesaid tax returns or reports. No issues have been raised in any examination by any taxing authority with respect to the Company which, by application of similar principles, reasonably could be expected to result in a material proposed deficiency for any other period not so examined. The items of income and deductions reflected on the federal income tax returns and comparable state and local returns filed by or on behalf of the Company for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied (or will be promptly supplied upon request) to Harsco, state accurately in all material respects the receipts and expenditures of the Company, and the same were derived from the books and records of the Company.

          (c) The Company has not entered into any joint venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes, except as set forth on Schedule 3.12.

           The Company has never been a "consenting corporation," within the meaning of Section 341(f)(l) of the Code, or comparable provisions of any state statutes, and none of the assets of the Company is subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes.

          (e) No property of the Company is property which the Company or Harsco is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code, as in effect prior to the Tax Reform Act of 1986, or pursuant to any provision of law.

          (f) No property of the Company is "tax exempt use property" as such term is defined in Section 168(h) of the Code.

          (g) None of the properties or assets of the Company is tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code, except as disclosed on Schedule 3.12.

          (h) Neither the Company nor any predecessor thereof is or has been, or has filed a tax return claiming that it is or has been, an Electing Small Business Corporation pursuant to the provisions of Subchapter S of the Code.

     3.13  Benefit Plans; ERISA.

          (a) All Benefit Plans are listed in Schedule 3.13, and copies of all documentation relating to such Benefit Plans have been delivered or made available to Harsco (including copies of written Benefit Plans, written descriptions of oral Benefit Plans, summary plan descriptions, trust agreements, the three most recent annual returns, employee communications, and IRS determination letters). Except as disclosed in Schedule 3.13 hereto:

             (i) each Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all applicable law, including ERISA and the Code, and each Benefit Plan intended to qualify under Section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under Section 501(a) of the Code;

             (ii) no Benefit Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code;

             (iii) the "amount of unfunded benefit liabilities" within the meaning of Section 4001(a)(18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA;

             (iv) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Benefit Plan or any Plan maintained by an ERISA Affiliate since the effective date of Section 4043;

             (v) with respect to each Multiemployer Plan (i) no withdrawal liability has been incurred by the Company or any ERISA Affiliate , and the Company has no reason to believe that any such liability will be incurred, prior to the Closing Date, (ii) no such plan is in "reorganization" (within the meaning of Section 4241 of ERISA), (iii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become "insolvent" (within the meaning of Section 4241 of ERISA), (iv) no proceedings have been instituted by the Pension Benefit Guaranty Corporation against the plan, (v) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA, and (vi) except as disclosed in Schedule 3.13, if the Company or any ERISA Affiliate were to have a complete or partial withdrawal under Section 4203 of ERISA as of the Closing, no obligation to pay withdrawal liability would exist on the part of the Company or any ERISA Affiliate;

             (vi) no direct, contingent or secondary liability has been incurred or is expected to be incurred by the Company under Title IV of ERISA to any party with respect to any Benefit Plan or Multiemployer Plan, or with respect to any other Plan presently or heretofore maintained or contributed to by any ERISA Affiliate;

             (vii) neither the Company nor any ERISA Affiliate has incurred any liability for any tax imposed under Section 4971 through 4980B of the Code or civil liability under Section 502(i) or (l) of ERISA;

             (viii) no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement;

             (ix) no tax has been incurred under Section 511 of the Code with respect to any Benefit Plan (or trust or other funding vehicle pursuant thereto);

             (x) no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any State laws requiring continuation of benefits coverage following termination of employment;

             (xi) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought or, to the knowledge of the Company, threatened against or with respect to any Benefit Plan and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to any such suit, action or other litigation; and

             (xii) all contributions to Benefit Plans and Multiemployer Plans that were required to be made under such Benefit Plans have been made, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, all of which accruals under unfunded Benefit Plans are as disclosed in Schedule 3.13, and the Company has performed all material obligations required to be performed under all Benefit Plans.

          (b) Except as set forth in Schedule 3.13 hereto, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby constitutes a change of control or has or will accelerate benefits under any Benefit Plan.

          (c) As used herein:

             (i) "Benefit Plan" means any Plan, existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by the Company, or any predecessor of the foregoing, or under which any employee, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

             (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

             (iii) "ERISA Affiliate" means any business entity which is, or at any time was, a member of a controlled group (within the meaning of Section 412(n)(6) of the Code) that includes, or at any time included, the Company or any predecessor of the foregoing.

             (iv) "Multiemployer Plan" means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA with respect to which the Company or any ERISA Affiliate has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA.

             (v) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

     3.14 Insurance. The Company delivered to Harsco prior to the execution of this Agreement a true and complete list of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations, properties, assets or employees of the Company.

     3.15  Labor Matters.

          (a) Except as set forth in Schedule 3.15, (i) no employees of the Company or any affiliated enterprise of the Company ("Affiliate") are represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employees, and neither the Company nor any Affiliate of the Company is a party to or has any obligation under any collective bargaining agreement or other labor union contract, white paper or side agreement with any labor union or organization, or has any obligation to recognize or deal with any labor union or organization, and there are no such contracts, white papers or side agreements pertaining to or which determine the terms or conditions of employment of any employee of the Company or any Affiliate of the Company; (ii) there are no pending or threatened representation campaigns, elections or proceedings or questions concerning union representation involving any employees of the Company or any Affiliate of the Company;
     (iii) neither the Company nor any Affiliate of the Company has any knowledge of any activities or efforts of any labor union or organization (or representatives thereof) to organize any employees of the Company or any Affiliate of the Company, nor of any demands for recognition or collective bargaining, nor of any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any employees of the Company or any Affiliate of the Company or any actual or claimed representatives thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during the 24-month period preceding the date hereof; (iv) neither the Company nor any Affiliate of the Company has engaged in, admitted committing or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended; (v) neither the Company nor any Affiliate of the Company is involved in any industrial or trade dispute or any dispute or negotiations regarding a claim of material importance with any labor union or organization; and (vi) there are no controversies, claims, demands or grievances of material importance pending or, so far as the Company or any Affiliate of the Company is aware, threatened, between the Company or any Affiliate of the Company and any of their respective employees or any actual or claimed representative thereof. The Company agrees to take such action as shall be required to fulfill any and all contractual or statutory obligations it or any Affiliate of the Company may have to any unions or labor organizations or otherwise as a result of or relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (b) Schedule 3.15 (and the exhibits thereto) set forth all contracts and agreements, including, without limitation, employment agreements, consulting agreements, independent contractor agreements, retainers and severance agreements under which the Company or any Affiliate of the Company has any obligation to provide wages, salary, commissions, or other compensation or remuneration (other than obligations to make current wage or salary payments terminable at will without notice) to or on behalf of any employee, former employee, consultant or contractor (or any designee, assignee or beneficiary thereof). The original or a complete and correct copy of each written (and a complete and correct written description of each such oral) contract or agreement, has been delivered or made available to Harsco.

          (c) A true and correct statement of the names, current rates of base compensation and amounts of (or, where no amount is specified, the formula for computing) supplemental or bonus compensation of all officers, directors and employees of the Company and Affiliates of the Company as of the date hereof, is set forth in Schedule 3.15. Except as set forth in
     Schedule 3.15, (i) the Company and Affiliates of the Company have no obligation (including an obligation for the payment of any fee, extraordinary bonus, or "golden parachute" based upon the successful completion of the transactions contemplated hereunder) under any employment contract, consulting agreement, or any other similar agreements, employment policies (including vacation and severance pay policies) or retirement or employee benefit plans, arrangements or understandings, written or otherwise, with any officer, director, employee or agent of the Company or any Affiliate and (ii) since January 1, 1998, the Company and the Affiliates have (A) not paid or agreed to pay any bonuses or made or agreed to make any increase in the rate of wages, salaries or other compensation or remuneration of any of its officers, directors, consultants or employees (except for increases in accordance with written binding commitments, true, correct and complete copies of which have been previously delivered to Harsco, or in accordance with a past practice described in Schedule 3.15), or (B) become a party to any employment contract or arrangement with any of its officers or employees providing for any new or additional bonuses, profit sharing payments, severance pay or retirement benefits or any other form of employee compensation or benefits.

          (d) The Company and each Affiliate of the Company has at all times complied in all material respects and is in material compliance with all applicable federal, state, and local laws, rules and regulations respecting employment, wages, hours, compensation, benefits, occupational health and safety, and payment and withholding of taxes in connection with employment. The Company and each Affiliate of the Company has withheld all amounts required by law or agreement to be withheld from wages, salaries, commissions, etc., and neither the Company nor any Affiliate of the Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. There are no claims, complaints or legal or administrative proceedings pending or, so far as the Company and any Affiliate of the Company is aware, threatened, against the Company or any Affiliate of the Company before any federal, state or municipal court or governmental agency, or any federal, state or municipal taxing authority involving or relating to any past or present employee(s) or applicant(s) for employment of the Company or any Affiliate of the Company, or relating to any acts, omissions or practices of the Company or any Affiliate of the Company relating to employment, compensation or benefits. Neither the Company nor any Affiliate of the Company is party to or bound by any court or administrative order, judgment, decree or ruling of any kind respecting the employment, compensation or benefits of any employees or prospective employees of the Company or any Affiliate of the Company.

     3.16 Environmental Matters. Except as disclosed in Schedule 3.16 hereto, to the best of the Company's knowledge:

          (a) The Company has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law (as defined below). The Company is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Environmental Law.

          (b) No Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental or Regulatory Authority with respect to any alleged failure by the Company to have any license, permit, authorization, approval or consent from Governmental or Regulatory Authorities required under any applicable Environmental Law in connection with the conduct of the business or operations of the Company or with respect to any treatment, storage, recycling, transportation, disposal or "release" as defined in 42 U.S.C. sec.9601(22) ("Release"), by the Company of any Hazardous Material (as defined below), which Order, complaint, penalty or investigation, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company, and the Company is not aware of any facts or circumstances which could be reasonably expected to form the basis for any such Order, complaint, penalty or investigation.

          (c) Neither the Company nor any prior owner or lessee of any property now or previously owned or leased by the Company has handled any Hazardous Material on any property now or previously owned or leased by the Company; and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos is or has been present, (iii) there are no underground storage tanks, active or abandoned and (iv) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law, at, on or under any property now or previously owned or leased by the Company, during any period that the Company owned or leased such property and which could reasonably be expected to have a material adverse effect on the Company.

          (d) The Company has not transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit, arbitration or proceeding that could be reasonably expected to lead to claims against the Company for clean-up costs, remedial work, damages to natural resources or personal injury claims, which could be reasonably expected to have a material adverse impact on the Company including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder ("CERCLA").

          (e) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company and no property now or previously owned or leased by the Company is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

          (f) There are no Liens arising under or pursuant to any Environmental Law with respect to any real property owned or leased by the Company, other than any such Liens against real property not individually or in the aggregate material to the Company, and no action of any Governmental or Regulatory Authority has been taken or is in process which could subject any of such properties to such Liens, and the Company would not be required to place any notice or restriction relating to the presence of Hazardous Material at any such property owned by it in any deed to such property.

          (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company in relation to any property or facility now or previously owned or leased by the Company which have not been delivered to Harsco prior to the execution of this Agreement.

          (h) As used herein:

             (i) "Environmental Law" means any Law of any Governmental or Regulatory Authority relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material; and

             (ii) "Hazardous Material" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of regulated polychlorinated biphenyls (PCBs); (B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority.

     3.17 Tangible Property and Assets. Except as disclosed in Schedule 3.17 hereto, the Company has good and marketable title to, or has valid leasehold interests in or valid rights under contract to use, all tangible property and assets used in and, individually or in the aggregate, material to the conduct of the businesses of the Company free and clear of all Liens other than (i) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (ii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of the Company. All such property and assets are, in all material respects, in good working order and condition, ordinary wear and tear excepted, and adequate and suitable for the purposes for which they are presently being used.

     3.18 Intellectual Property Rights. The Company has all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company. The Company is not in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use such Intellectual Property, such Intellectual Property is not being infringed by any third party, and the Company is not infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyright and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

     3.19 Vote Required. The affirmative vote of the holders of record of at least two-thirds of the outstanding shares of Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby and by the Stock Option Agreement.

     3.20 Opinion of Financial Advisor. If McDonald & Company Securities delivers to the Company an opinion, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the shareholders of the Company is fair from a financial point of view to the shareholders of the Company, a true and complete copy of such opinion shall be delivered to Harsco prior to the execution of this Agreement.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF HARSCO AND ACQUISITION SUB

     Harsco and Acquisition Sub represent and warrant to the Company as follows:

     4.01 Organization and Qualification. Each of Harsco and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Stock Option Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Harsco and Acquisition Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or the Stock Option Agreement or on the ability of Harsco or Acquisition Sub to perform its obligations hereunder or thereunder.

     4.02 Authority Relative to this Agreement and the Stock Option Agreement. Each of Harsco and Acquisition Sub has full corporate power and authority to enter into this Agreement and the Stock Option Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Stock Option Agreement by each of Harsco and Acquisition Sub and the consummation by each of Harsco and Acquisition Sub of the transactions contemplated hereby and thereby have been duly and validly approved by their respective Boards of Directors and by Harsco in its capacity as the sole shareholder of Acquisition Sub and no other corporate proceedings on the part of Harsco or Acquisition Sub or their shareholders are necessary to authorize the execution, delivery and performance of this Agreement and the Stock Option Agreement by Harsco or Acquisition Sub and the consummation by Harsco or Acquisition Sub of the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Harsco and Acquisition Sub and constitute legal, valid and binding obligation of Harsco and Acquisition Sub enforceable against Harsco and Acquisition Sub in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.03  Non-Contravention; Approvals and Consents.

          (a) The execution and delivery of this Agreement and the Stock Option Agreement by Harsco and Acquisition Sub do not, and the performance by Harsco and Acquisition Sub of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Harsco or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Harsco or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any Law or Order of any Governmental or Regulatory Authority applicable to Harsco or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contract to which Harsco or any of its Subsidiaries is a party or by which Harsco or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Harsco and Acquisition Sub to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

          (b) Except (i) for the filing of a premerger notification report by Harsco under the HSR Act, (ii) for the filing of the Certificate of Merger, the Articles of Merger and other appropriate merger documents required by the OGCL and the PBCL with the Ohio Secretary of State and the Pennsylvania Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (iii) as disclosed in Schedule 4.03 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Harsco or any of its Subsidiaries is a party or by which Harsco or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement and the Stock Option Agreement by Harsco and Acquisition Sub, the performance by Harsco and Acquisition Sub of their obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Harsco and Acquisition Sub to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

     4.04 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Harsco and its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of Harsco and its Subsidiaries are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Harsco or any of its Subsidiaries or any of their respective assets and properties which, if determined adversely to Harsco or any of its Subsidiaries, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Harsco and Acquisition Sub to consummate the transactions contemplated by this Agreement. Neither Harsco nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Harsco and Acquisition Sub to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

     4.05 Information Supplied. Neither the information supplied or to be supplied in writing by or on behalf of Harsco or Acquisition Sub for inclusion, nor the information incorporated by reference from documents filed by Harsco or any of its Subsidiaries with the SEC, in the Proxy Statement or any other documents to be filed by Harsco, Acquisition Sub or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby or by the Stock Option Agreement will on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders, and at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All such documents filed by Harsco or Acquisition Sub with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

     4.06 Financing. Harsco has sufficient cash and/or available credit facilities to pay the aggregate Merger Price in accordance with this Agreement and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement and the Stock Option Agreement.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

     5.01 Conduct of Business. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees that (except as expressly contemplated or permitted by this Agreement or the Stock Option Agreement, or to the extent that Harsco shall otherwise consent in writing, which consent shall not be unreasonably withheld):

          (a) Ordinary Course. The Company shall conduct its business only in, and the Company shall not take any action except in, the ordinary course consistent with past practice.

          (b)  Without limiting the generality of paragraph (a) of this Section,
     (i) the Company shall use all commercially reasonable efforts to preserve intact in all material respects its present business organization and reputation, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and (ii) the Company shall not:

             (A) amend or propose to amend its articles of incorporation or regulations (or other comparable corporate charter documents);

             (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock other than the regular cash dividend for the first quarter of 1998 in an amount consistent with past practice, and payable at a time prior to April 30, 1998; provided, however, that in no event shall such first quarter regular cash dividend exceed $.09 per share; and provided further, that in no event shall such dividend be paid after April 30, 1998; (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

             (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

             (D) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of its business consistent with past practice;

             (E) other than dispositions in the ordinary course of its business consistent with past practice, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

             (F) except to the extent required by applicable law or GAAP, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

             (G) (x) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice, or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice;

             (H) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company Benefit Plan or other agreement, arrangement, plan or policy between the Company and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company;

             (I) enter into any contract or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of the Company;

             (J) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets, except in the ordinary course of business consistent with past practice;

             (K) make any change in the lines of business in which it participates or is engaged; or

             (L) enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing.

          (c) Advice of Changes. The Company shall confer on a regular and frequent basis with Harsco with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Harsco, in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby.

     5.02 No Solicitations. The Company shall not, and it shall not authorize or permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative (each, a "Representative") retained by or acting for or on behalf of the Company to, directly or indirectly, initiate, solicit, encourage, or, unless the Board of Directors of the Company believes, on the basis of written advice furnished by independent legal counsel, that the failure to take such actions would constitute a breach of applicable fiduciary duties, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction (as defined below), by any person, corporation, partnership or other entity or group (a "Potential Acquiror"). The Company shall promptly inform Harsco, in writing, of the material terms and conditions of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction that it receives and the identity of the Potential Acquiror. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. As used in this Agreement,

"Acquisition Transaction" means any merger, consolidation or other business combination involving the Company, or any acquisition in any manner of all or a substantial portion of the equity of, or all or a substantial portion of the assets of the Company whether for cash, securities or any other consideration or combination thereof other than pursuant to the transactions contemplated by this Agreement and the Stock Option Agreement.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.01  Access to Information; Confidentiality.

          (a) The Company shall, throughout the period from the date hereof to the Effective Time, (i) provide Harsco and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its assets, properties, books and records, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company pursuant to the requirements of federal or state securities laws or filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Benefit Plans and other books and records) concerning the business and operations of the Company as Harsco or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

          (b) Harsco will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Laws of Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the Company furnished to it by the Company or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by Harsco or its Representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of Harsco and its Representatives or (z) later acquired by Harsco or its Representatives from another source if Harsco or such Representative is not aware that such source is under an obligation to the Company to keep such documents and information confidential. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the Company, Harsco will, and will cause its Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the Company or its Representatives to Harsco and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by Harsco or its Representatives.

     6.02 Preparation of Proxy Statement. The Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable after the date hereof, and shall use its best efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Harsco, Acquisition Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Harsco of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Harsco promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Harsco and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Harsco and Acquisition Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Shareholders' Meeting at the earliest practicable time.

     6.03 Approval of Shareholders. The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") for the purpose of voting on the adoption of this Agreement (the "Company Shareholders' Approval") as soon as reasonably practicable after the date hereof. Except to the extent legally required for the discharge of its fiduciary duties as reflected in a written opinion of counsel, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt this Agreement, and shall use its best efforts to obtain such adoption. At such meeting, Harsco shall, and shall cause its Subsidiaries to, cause all shares of Company Common Stock then owned by Harsco or any such Subsidiary to be voted in favor of the adoption of this Agreement.

     6.04 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.02 and 6.03, each of the Company and Harsco will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Harsco, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby and by the Stock Option Agreement, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request. In addition to and not in limitation of the foregoing, (i) each of the parties will (x) take promptly all actions necessary to make the filings required of Harsco and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

     6.05  Benefit Plans.

          (a) Company Employees Not Subject to Collective Bargaining Agreements ("Non-Unionized Employees"):

             (i) Harsco shall have the right (but not the obligation) to employ, as officers and employees of Harsco or the Surviving Corporation, any persons who are officers and Non-Unionized Employees of the Company immediately before the Effective Time. It shall be a condition to employment by Harsco or the Surviving Corporation that any former officer or Non-Unionized Employee of the Company agree to cancel any existing employment contract, agreement or understanding between him or herself and the Company, including without limitation, all benefits related to severance arrangements upon a change of control or otherwise, prior to accepting such new employment and without accepting any of the severance benefits or other benefits or payments associated with such contract, agreement or understanding.

             (ii) Each Non-Unionized Employee employed by the Company prior to the Effective Time who remains an employee of the Surviving Corporation or Harsco, following the Effective Time (each a "Continued Employee") shall be entitled, as an employee of Harsco or the Surviving Corporation, to participate in whatever employee benefit plans, as defined in Section 3(3) of ERISA, or whatever stock option, bonus or incentive plans or other fringe benefit programs that may be in effect generally for employees of Harsco or its Subsidiaries from time to time ("Harsco's Plans"), if such Continued Employee shall be eligible or selected for participation therein and otherwise shall not be participating in a similar plan which continues to be maintained by the Surviving Corporation for such employee. All such participation shall be subject to such terms of such plans as may be in effect from time to time provided, further that Continued Employees will be eligible to participate in Harsco's Plans on the same basis as similarly situated employees of Harsco or its Subsidiaries. Such Continued Employees will receive credit for past service with the Company for purposes of eligibility and vesting, but not benefit accrual, under Harsco's Plans.

             (iii) the Company shall take all timely and necessary action to cease participation or accrual of benefits, effective as of the Effective Time, by each Non-Unionized Employee employed by the Company prior to the Effective Time in each Company Benefit Plan, and to terminate each Company Benefit Plan, effective as of the Effective Time; provided that Harsco may, in its sole discretion, give notice to the Company, not less than 20 days (61 days in the case of any pension plan) prior to the Effective Time, that any Company Benefit Plan shall not be terminated and/or participation or accrual of benefits thereunder shall not cease pursuant to this Section 6.05. At the sole discretion of Harsco, the assets of any Company Benefit Plan may be transferred to any similar such plan maintained and designated by Harsco, effective at or after the Effective Time, as elected by Harsco, and if Harsco so elects, the Company shall take any and all timely and necessary action to effect such transfer.

          (b) Company Employees Subject to Collective Bargaining Agreements ("Unionized Employees"):

             (i) the rights, duties and obligations of the Company's Unionized Employees after the Effective Time shall be governed and controlled by such employees' respective collective bargaining agreements with the Company as in effect at the Effective Time.

     6.06 Stock Option Agreement. The Company, Harsco and Acquisition Sub shall perform fully their respective obligations under the Stock Option Agreement.

     6.07 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such cost or expense.

     6.08 Brokers or Finders. Each of Harsco and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except McDonald & Company Securities, Inc. whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Harsco prior to the execution of this Agreement), and each of Harsco and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     6.09 Notice and Cure. Each of Harsco and the Company will notify the other promptly in writing of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Harsco or the Company, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Harsco or the Company, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of Harsco and the Company also will notify the other promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Harsco or the Company, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     6.10 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Harsco and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither

Harsco nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

     6.11 1997 Audited Financial Statements. The Company shall cause to be delivered to Harsco the audited financial statements of the Company for the year ended December 31, 1997 as soon as the same are available, but in no event later than 5 days prior to Closing.

                                  ARTICLE VII

                                   CONDITIONS

     7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been adopted by the requisite vote of the shareholders of the Company under the OGCL and the Company's Articles of Incorporation.

          (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement and the Stock Option Agreement.

          (d) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third party required of Harsco, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby and by the Stock Option Agreement, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Harsco and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Harsco and the Company to consummate the transactions contemplated hereby or by the Stock Option Agreement shall have been obtained, all in form and substance reasonably satisfactory to Harsco and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to Harsco.

     7.02 Conditions to Obligation of Harsco and Acquisition Sub to Effect the Merger. The obligation of Harsco and Acquisition Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Harsco and Acquisition Sub in their sole discretion):

          (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date and the Company shall have delivered to Harsco a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Vice President, to such effect.

          (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Harsco a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Vice President, to such effect.

          (c) Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to Harsco, the Surviving Corporation, any of their respective Subsidiaries or the transactions contemplated by this Agreement any Order or Law of any Governmental or Regulatory Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to Harsco, and there shall not be pending or threatened on the Closing Date any action, suit or proceeding in, before or by any Governmental or Regulatory Authority which could be reasonably expected to result in any such issuance, enactment, promulgation or deemed applicability of any such Order or Law or of any Order or Law referred to in Section 7.01(c).

          (d) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Harsco and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Harsco and the Company to consummate the transactions contemplated hereby or by the Stock Option Agreement shall have been obtained, all in form and substance reasonably satisfactory to Harsco and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to Harsco.

          (e) Contractual Consents. The Company shall have received, all in form and substance reasonably satisfactory to Harsco, all material consents (or in lieu thereof waivers) from parties to each Contract disclosed or which should have been disclosed pursuant to Section 3.04(b), and no such consent or waiver shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to Harsco.

          (f) Opinion of Counsel. Harsco and Acquisition Sub shall have received the opinion of Squire, Sanders & Dempsey LLP, counsel to the Company, dated the Closing Date, substantially in the form and to the effect of Exhibit A hereto.

          (g) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Harsco, and Harsco shall have received copies of all such documents and other evidences as Harsco may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

          (h) Dissenting Shares. No more than seven percent (7%) of the outstanding Company Common Stock shall be Dissenting Shares.

     7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

          (a) Representations and Warranties. Each of the representations and warranties made by Harsco and Acquisition Sub in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Harsco and Acquisition Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Harsco by its Chairman of the Board, President or any Vice President and on behalf of Acquisition Sub by its Chairman of the Board, President or any Vice President, to such effect.

          (b) Performance of Obligations. Harsco and Acquisition Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Harsco or Acquisition Sub at or prior to the Closing, and Harsco and Acquisition Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Harsco by its Chairman of the Board, President or any Vice President and on behalf of Acquisition Sub by its Chairman of the Board, President or any Vice President, to such effect.

          (c) Opinion of Counsel. The Company shall have received the opinion of Morgan, Lewis & Bockius LLP, counsel to Harsco and Acquisition Sub, dated the Closing Date, substantially in the form and to the effect of Exhibit B hereto.

          (d) Proceedings. All proceedings to be taken on the part of Harsco and Acquisition Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval:

          (a) by mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

          (b) by either the Company or Harsco upon notification to the non-terminating party by the terminating party:

             (i) at any time after April 30, 1998 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party; provided however, the date may be extended indefinitely by the mutual written agreement of the parties; and provided further, that such date shall be extended by the parties for a reasonable period if the only condition hereunder that remains unsatisfied as of such date relates to the receipt of any Governmental or Regulatory Authority Consent or approval required in connection with this transaction including, without limitation, any consent or approval required under the HSR Act;

             (ii) if the Company Shareholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such shareholders, or any adjournment thereof, called therefor;

             (iii) if any Governmental or Regulatory Authority, the taking of action by which is a condition to the obligations of either the Company or Harsco to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

             (iv) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach has not been cured within 5 business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such 5 business day period; or

             (v) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an Order making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order shall have become final and nonappealable.

     8.02 Effect of Termination. (a) If this Agreement is validly terminated by either the Company or Harsco pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Harsco (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.01(b), 6.06, 6.07, and 6.08 will continue to apply following any such termination, and (ii) that nothing contained herein shall relieve any party hereto from liability for wilful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

          (b) In the event that (i) Harsco terminates this Agreement pursuant to
     Section 8.01(b)(iv), or (ii) either Harsco or the Company terminates this Agreement pursuant to Section 8.01(b)(ii) following a failure of the shareholders of the Company to approve this Agreement and, before the Company Shareholders' Meeting the Board of Directors of the Company shall have recommended that its shareholders accept any tender or exchange offer with respect to their Company Common Stock (other than an offer made by or on behalf of Harsco) or shall have withdrawn or modified in any manner adverse to Harsco its recommendation with respect to the Merger, then the Company shall, within one business day after receipt of a request from Harsco, pay to Harsco in cash a termination fee of $1.7 million.

     8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after adoption of this Agreement at the Company Shareholders' Meeting, but after such adoption only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

     8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time.

     9.02 Knowledge. With respect to any representations or warranties contained herein which are made to the knowledge of the Company or Harsco or any of their respective Subsidiaries, as the case may be, the knowledge of the officers, directors and employees of the Company or Harsco, as the case may be, and of the officers, directors and employees of its respective Subsidiaries, shall be imputed to the Company or Harsco, as the case may be, and such Subsidiaries.

     9.03 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

     If to Harsco or Acquisition Sub, to:
          Harsco Corporation
          350 Poplar Church Road
          P.O. Box 8888
          Camp Hill, PA 17001-8888
          Facsimile No.: (717) 763-6426
          Attn: General Counsel

     with a copy to:

          Morgan, Lewis & Bockius LLP
          One Commerce Square
          417 Walnut Street
          Harrisburg, PA 17101

          Facsimile No.: (717) 237-4013
          Attn: Charles L. O'Brien, Esquire

     If to the Company, to:

          Chemi-Trol Chemical Co.
          2776 County Road 69
          Gibsonburg, OH 43431
          Facsimile No.: (419) 334-5285
          Attn: Robert W. Woolf, Chairman, President and CEO

     with a copy to:

          Squire, Sanders & Dempsey LLP
          4900 Key Tower
          127 Public Square
          Cleveland, OH 44114-1304
          Facsimile No.: (216) 479-8780
          Attn: David A. Zagore, Esquire

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     9.04 Entire Agreement. Except for the Confidentiality Agreement executed by and between Harsco and the Company, dated October 28, 1997, which shall remain in full force and effect as provided therein, this Agreement and the Stock Option Agreement supersede all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and thereof, including, without limitation, that certain letter of intent between the Company and Harsco dated December 8, 1997, and contain the sole and entire agreement among the parties hereto with respect to the subject matter hereof and thereof. Notwithstanding anything herein to the contrary, Harsco shall have the right to exercise its rights and option under the Stock Option Agreement.

     9.05 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Harsco and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Harsco and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

     9.06 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Section 6.06, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     9.07 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Acquisition Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Harsco, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.08 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     9.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

     9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

Attest:                                                HARSCO CORPORATION

/s/ Paul C. Coppock                                    By: /s/ Barry M. Sullivan
-----------------------------------------------------
          Secretary                                    -----------------------------------------------------
                                                           Name: Barry M. Sullivan
                                                           Title: Vice President -- Corporate Development
                                                                  and Treasurer

Attest:                                                H-CHEMI ACQUISITION CORP.

/s/ Paul C. Coppock                                    By: /s/ Barry M. Sullivan
-----------------------------------------------------
          Secretary                                    -----------------------------------------------------
                                                           Name: Barry M. Sullivan
                                                           Title: Treasurer

Attest:                                                CHEMI-TROL CHEMICAL CO.

/s/ Kevin D. Lauck                                     By: /s/ Robert W. Woolf
-----------------------------------------------------
          Secretary                                    -----------------------------------------------------
                                                           Name: Robert W. Woolf
                                                           Title: Chairman, President and CEO

              AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER


                           DATED AS OF APRIL 14, 1998


                                  BY AND AMONG


                              HARSCO CORPORATION,


                           H-CHEMI ACQUISITION CORP.


                                      AND


                            CHEMI-TROL CHEMICAL CO.



     This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER dated as of April 14, 1998 is made and entered into by and among HARSCO CORPORATION, a Delaware corporation ("Harsco"), H-CHEMI ACQUISITION CORP., a Pennsylvania corporation wholly owned by Harsco ("Acquisition Sub"), and CHEMI-TROL CHEMICAL CO., an Ohio corporation (the "Company").



     WHEREAS, the parties hereto have entered into an Agreement and Plan of Merger dated February 20, 1998 (the "Agreement") which provides at Article VIII,
Section 8.01(b)(i) for termination by either party in the event that consummation has not occurred by April 30, 1998; and



     WHEREAS, the parties hereto desire to extend the date by which consummation must occur under Article VIII, Section 8.01(b)(1) to June 30, 1998.



     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



          1. Article VIII, Section 8.01(b)(i) of the Agreement is hereby amended and restated to substitute June 30, 1998 for April 30, 1998.



     IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 1 to be signed by its officer thereunto duly authorized as of the date first above written.



Attest:                                            HARSCO CORPORATION

/s/ PAUL C. COPPOCK                                By: /s/ BARRY M. SULLIVAN
--------------------------------------------           ----------------------------------------
Secretary                                              Name: Barry M. Sullivan
                                                       Title: Vice President -- Corporate
                                                             Development and Treasurer

Attest:                                            H-CHEMI ACQUISITION CORP.

/s/ PAUL C. COPPOCK                                By: /s/ BARRY M. SULLIVAN
--------------------------------------------           ----------------------------------------
Secretary                                              Name: Barry M. Sullivan
                                                       Title: Treasurer

Attest:                                            CHEMI-TROL CHEMICAL CO.

/s/ JOHN P. SIMCOX                                 By: /s/ ROBERT W. WOOLF
--------------------------------------------           ----------------------------------------
Vice President                                         Name: Robert W. Woolf
                                                       Title: Chairman, President and CEO

                                   APPENDIX B

        SECTIONS 1701.84 AND 1701.85 OF THE OHIO GENERAL CORPORATION LAW

     1701.84 DISSENTING SHAREHOLDERS ENTITLED TO RELIEF. The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

          (A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, or 1701.801 of the Revised Code;

          (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

          (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

          (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

          (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

     1701.85 RELIEF FOR DISSENTING SHAREHOLDERS; QUALIFICATION; PROCEDURES.

          (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section

          If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders as to which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

          (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting stockholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division
     (A)(2) of this section.

          In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph, by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

          (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

          (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation.

     The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

          (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay fair cash value of them terminates if any of the following applies:

             (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

             (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption, of the action involved;

             (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

             (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation filed or joined in a complaint under division (B) of this section within the period provided in that division.

          (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

          (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                  HARSCO CORPORATION AND SUBSIDIARY COMPANIES

                         INFORMATION REQUIRED IN REPORT

ITEM 1.  BUSINESS:

(A) DESCRIPTION OF BUSINESS:

     Harsco Corporation ("the Company") is a diversified industrial services and engineered products company. The principal lines of business are: industrial mill services that are provided to steel producers in 30 countries, including the United States; scaffolding services to the industrial maintenance and construction markets primarily in North America; railway maintenance of way equipment and services that are provided to worldwide railroads; gas control and containment products for customers worldwide; and several other lines of business including, but not limited to, industrial grating and bridge decking, industrial pipe fittings, process equipment, slag abrasives and roofing granules. The Company's operations fall into three Operating Groups: Metal Reclamation and Mill Services; Process Industry Products and Infrastructure and Construction. The Company has over 300 locations in 31 countries, including the United States.

     In 1994, the Company formed a new Operating Group structure to reflect the Company's strategic refocusing. The new Groups were formed because: (1) the Company was no longer directly involved in the Defense business as a result of the formation of United Defense, L.P., effective January 1, 1994, to which the Company contributed its military tracked vehicle business; the completion of the five-ton truck contract with the U.S. Government and the related conversion of production to school buses in 1993; and (2) the acquisition of MultiServ International, N.V., which substantially increased the Company's presence in metal reclamation and mill services. Except for Defense, because it is no longer a Group, the Company restated all the Operating Groups for the periods presented.

     In 1995, the Infrastructure, Construction and Transportation Group was renamed the Infrastructure and Construction Group due to the Company's announced exits from the school bus and military truck businesses. The Company ceased all bus operations in June 1995. Truck operations were ended in June 1994.

     In 1997, the Company sold its 40% interest in United Defense, L.P., completing its strategic exit from the Defense business. The sale resulted in pre-tax cash proceeds to the Company of $344 million and resulted in an after tax gain on the sale of $150 million after taking into account certain retained liabilities from the partnership and estimated post closing net worth adjustments, as well as pre-partnership formation contingencies and other defense business contingencies.

     The operations of the Company in any one country, except the United States, do not account for more than 10% of sales. No single customer or group under common control represented 10% or more of the Company's sales during 1997, 1996, and 1995. There are no significant intergroup sales.

CHEMI-TROL LOGO

                          CHEMI-TROL CHEMICAL COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints ROBERT W. WOOLF and KEVIN D. LAUCK, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, without par value, of Chemi-Trol Co. held of record by the undersigned on March 20, 1998 at the special meeting of shareholders to be held on April 22, 1998 and any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 1.


PROPOSAL 1: To approve and adopt an Agreement and Plan of Merger dated as of
            February 20, 1998, among Harsco Corporation, a Delaware corporation ("Harsco"), H-Chemi Acquisition Corp., a Pennsylvania corporation ("Acquisition Sub"). and Chemi-Trol Chemical Co., an Ohio corporation ("Company") (the "Merger Agreement"). A copy of the Merger Agreement, as amended, is attached to the Proxy Statement as Appendix A. If the Merger Agreement is approved, at the effective time (the "Effective Time") of the merger: (i) Acquisition Sub shall be merged with and into the Company (the "Merger") and the Company will become a wholly owned subsidiary of Harsco and (ii) each share of common stock, without par value, of the Company (each, a "Share") (the holders of the Shares being hereinafter referred to as "shareholders") that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $23.00 in cash (without interest thereon), except those Shares owned by shareholders, if any, who properly exercise their dissenters' rights will not be so converted.


               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

The Proxies are authorized to use their discretion in voting upon such other business as may properly come before the meeting that may be incident thereto.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW.

                                                  Dated:                  , 1998
                                                        ------------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature, if held jointly

                                                  If Shares are held by joint
                                                  tenants, both should sign.
                                                  When signing as attorney, as
                                                  executor, administrator,
                                                  trustee or guardian, please
                                                  give full title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by an authorized person.